__________

AMENDED AND RESTATED
MERGER AGREEMENT & PLAN OF MERGER

Among:

I-LEVEL MEDIA GROUP INCORPORATED

And:

Telupay PLC

And:

I-LEVEL TELUPAY MERGE CORP.

I-Level Media Group Incorporated
902, B1, KangBao Huayuan, #8 Gongran Tiyuchang Donglu, Chaoyand District,
Beijing, PRC 100020

__________

- ii -

NOTICE AND CURE PROVISIONS	47
SATISFACTION OF CONDITIONS	47
PART 7 AMENDMENT AND TERMINATION	48
AMENDMENT	48
MUTUAL UNDERSTANDING REGARDING AMENDMENTS	48
TERMINATION	48
REMEDIES	50
PART 8 CLOSING	50
CLOSING	50
DELIVERIES	50
PART 9 GENERAL	52
NOTICES	52
CHANGE OF ADDRESS	53
ASSIGNMENT	53
BINDING EFFECT	53
WAIVER AND MODIFICATION	53
NO PERSONAL LIABILITY	53
FURTHER ASSURANCES	53
EXPENSES	54
CONSULTATION	54
GOVERNING LAWS	54
TIME OF ESSENCE	54
COUNTERPARTS	55

__________

AMENDED AND RESTATED
MERGER AGREEMENT & PLAN OF MERGER

                      THIS AMENDED AND RESTATED MERGER AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and dated for reference as at August 8, 2013 (the "Execution Date").

AMONG:

I-LEVEL MEDIA GROUP INCORPORATED, a company
incorporated under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at 902, B1,
KangBao Huayuan, #8 Gongran Tiyuchang Donglu, Chaoyand
District, Beijing, PRC 100020

("I-Level);

OF THE FIRST PART

AND:

Telupay PLC, a company incorporated under the laws of
Jersey, Channel Islands, and having an address for notice and delivery located at First Island House, Peter Street, St. Helier,
Jersey, Channel Islands, JE4 8SG

("Telupay").

OF THE SECOND PART

AND:

I-LEVEL TELUPAY MERGE CORP., a wholly-owned
subsidiary of I-Level and incorporated under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at 902, B1, KangBao Huayuan, #8 Gongran Tiyuchang
Donglu, Chaoyand District, Beijing, PRC 100020

("I-Level Mergeco);

OF THE THIRD PART

(and I-Level, Telupay and I-Level Mergeco being hereinafter
singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires).

WHEREAS:

A.                    I-Level and Telupay entered into that certain Letter Agreement dated for reference July 9, 2012 (the "Letter Agreement") and that certain Merger Agreement & Plan of Merger dated for reference December 13, 2012 (the "Merger Agreement"); and

B.                    The Parties have hereby agreed to enter into this Agreement which replaces, in their entirety, the Letter Agreement and the Merger Agreement together with all recent and various discussions, negotiations and understandings as among the Parties with respect to the subject matter of the same, all in accordance with the terms and conditions of this Agreement.

                      NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises, covenants and agreements herein contained, THE PARTIES HERETO COVENANT AND AGREE WITH EACH OTHER as follows:

PART 1
INTERPRETATION

Definitions

1.1                  In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

(a)     "1933 Act" means the United States Securities Act of 1933, as amended;

(b)     "Acquisition Shares" shall mean those I-Level Shares issuable to Telupay Shareholders at Closing, as described in Section 2.5 hereto;

(c)     "Affiliate" has the meaning ascribed thereto in Rule 405 under the 1933 Act unless otherwise expressly stated herein;

(d)     "Ancillary Agreements" means all agreements, if any, to be negotiated and executed by Telupay and others which are determined by Telupay and I-Level to be reasonably necessary to permit the transactions contemplated herein after the Execution Date but before the Closing to be concluded; and each of which Ancillary Agreement must in form and substance be satisfactory to I-Level acting reasonably;

(e)     "Articles of Merger" has the meaning ascribed to it in Section 2.1;

(f)     "Assets" means all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, owned, leased or licensed by Telupay or by I-Level, as the context so requires;

(g)     "Business" means, in respect of Telupay, the business currently carried on by Telupay as of the Execution Date, including, but not limited to, the business of mobile banking and payment applications and systems and all matters and businesses necessarily incidental thereto and, in respect of I-Level, means the business currently carried on by I-Level as of the Execution Date, including, but not limited to, the business of social networking, digital media and mobile communications;

(h)     "Business Day" means any day on which commercial banks are generally open for business in Vancouver, British Columbia, Canada, and the State of Nevada, United States;

(i)     "Cancellation of the I-Level Founder's Shares" has the meaning ascribed to it in Section 2.3;

(j)     "Closing" means the completion of the Merger and the closing of all other transactions expressly contemplated by this Agreement to complete concurrently therewith;

(k)     "Closing Date" means the date of the Closing, which shall not be after October 31, 2013 unless agreed to by the parties hereto in writing;

(l)     "Commission" means the United States Securities and Exchange Commission;

(m)     "Dissenting Shares" means those Telupay Shares of which the holders thereof have properly and timely complied with applicable Jersey, Channel Islands law as to dissenters' rights;

(n)     "Effective Date" has the meaning ascribed to it in Section 8.1;

(o)     "Effective Time" means 12:01 a.m. (Nevada, U.S.A., time) on the Effective Date;

(p)     "Encumbrance" means any actual or threatened lien, mortgage, charge, pledge, hypothecation, security interest, assignment, option, equity, execution, claim or any other title defect or other encumbrance of any kind or nature whatsoever (including any agreement to give any of the foregoing) whether or not registered or registrable or whether consensual or arising by operation of law (statutory or otherwise);

(q)     "Exchange Ratio" means the ratio which determines the number of I-Level Shares that are to be issued on completion of the Merger for all of the Telupay Shares, subject to reduction by any Dissenting Shares, and which Exchange Ratio, as of the Execution Date of this Agreement, is 1.2 I-Level Shares for one Telupay Share; provided, however, that the Exchange Ratio may be adjusted by good faith negotiation between the Parties if required having regard to the results of the due diligence investigation of a party's Business and affairs by the other party; and provided further that either Party may terminate this Agreement in the event such due diligence results warrant the conversion the Telupay Shares into more than an aggregate of 78,229,293 I-Level Shares, it being agreed that not more than 78,229,293 I-Level Shares shall be issued in exchange for Telupay Shares pursuant to the Merger (exclusive of any I-Level Shares issued in exchange for Telupay Shares which are issued upon exercise prior to Closing of any Telupay Options or Telupay Warrants);

(r)     "Governmental Entity" means:

(i)     any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(i)     any subdivision, agent, commission, board or authority of any of the foregoing;

(iii)   any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(iv)    any regulatory agency or self-regulatory organization; and

(v)     for greater certainty, the Commission;

(s)     "I-Level Exchange Options" has the meaning ascribed to it in Section 2.2(d);

(t)     "I-Level Exchange Warrants" has the meaning ascribed to it in Section 2.2(d);

(u)     "I-Level Financial Statements" means the audited annual financial statements of I-Level and the unaudited interim financial statements of I-Level included in the I-Level SEC Filings.

(v)     "I-Level Founder" has the meaning ascribed to it in Section 2.3;

(w)     "I-Level Founder's Shares" has the meaning ascribed to it in Section 2.3;

(x)     "I-Level Merger Resolutions" means the consent resolutions of the Board of Directors of both I-Level and I-Level Mergeco to approve and ratify this Agreement and to approve the Merger and to be substantially in the form and content of Parts A and B of Schedule C annexed hereto;

(y)     "I-Level SEC Filings" means the annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and any amendments thereto, filed by I-Level with the Commission on and after January 1, 2012;

(z)     "I-Level Shares" means the shares of common stock in the capital of I-Level as constituted on the Execution Date;

(aa)   "I-Level Shareholders" means holders of record of I-Level Shares, and in the singular means any holder of record of I-Level Shares;

(ab)   "I-Level Transfer Agent" means TranShare Corporation, of 4626 South Broadway, Englewood, Colorado, U.S.A., 80113; and

(ac)   "I-Level's Lawyers" means McMillan llp, of 1500 Royal Centre P.O. Box 11117, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7.

(ad)   "Information" has the meaning ascribed to it in Section 5.5(b);

(ae)   "Intangible Property" means all intangible property used in connection with the Business, including all licenses, permits, authorities, franchises, approvals and authorizations by any Governmental Entity, books and records, systems and technology, restrictive covenants and other industrial or Intellectual Property or other rights used in connection with the Business;

(af)   "Intellectual Property" means, with respect to Telupay, all right and interest to all patents, patents pending, inventions, know-how, any operating or identifying name or registered or unregistered trademarks and tradenames, all computer programs, licensed end-user software, source codes, products and applications (and related documentation and materials) and other works of authorship (including notes, reports, other documents and materials, magnetic, electronic, sound or video recordings and any other work in which copyright or similar right may subsist) and all copyrights (registered or unregistered) therein, industrial designs (registered or unregistered), franchises, licenses, authorities, restrictive covenants or other industrial or intellectual property used in or pertaining to Telupay and including, without limitation, the items described in Section 4.1(i) of the Telupay Disclosure Schedule, and all lists of customers, documents, records, correspondence and other information pertaining to Telupay;

(ag)   "Laws" means all statutes, regulations, statutory rules, orders, policies and terms and conditions of any grant of approval, permission, authority or license of any court and Governmental Entity, and the term "applicable" with respect to such Laws, and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(ah)   "Lock-Up Agreements" means those certain "Lock-Up Agreements" to be entered into between I-Level and certain Telupay Shareholders; representing not less than 66 2/3% of all Telupay Shares on a non-fully diluted basis; as soon as reasonably practicable after the Execution Date and representing the agreement of each such Telupay Shareholder to, in part, deposit or cause to be deposited under, and not withdraw or cause to be withdrawn from the Merger, their Telupay Shares, to vote or cause to be voted their Telupay Shares in favour of the Merger and any other matter that could reasonably be expected to facilitate the Merger and to abide by the restrictions and covenants set forth therein; and the form of which Lock-Up Agreements having been agreed to in advance as between the Parties and also forming part of the Ancillary Agreements hereunder;

(ai)   "Material Adverse Change", when used in connection with either Telupay or I-Level, means any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such Party taken as a whole, other than any change, effect, event or occurrence relating to the Canadian or United States' economy or securities markets in general;

(aj)   "Material Adverse Effect", when used in connection with either Telupay or I-Level, means any effect that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such Party taken as a whole;

(ak)   "Material Contracts" means the contracts or commitments of Telupay or I-Level, and, as the context requires:

(i)     out of the ordinary course of Business (other than the Party's agreements with its legal counsel);

(ii)    involving liability for or payment by Telupay or I-Level, as the case may be, of more than U.S.$5,000 in the aggregate (other than the Party's agreements with its legal counsel);

(iii)   of a duration greater than one year;

(iv)    affecting ownership of, or title to, or any interest in, real estate or personal property;

(v)     in respect of or concerning Intangible Property;

(vi)    in respect of or concerning bonuses, incentive compensation, pension, group insurance, employee welfare plans or collective agreements;

(vii)   with employees, officers or insiders; or

(viii)  of the following kinds or descriptions:

(A)     continuing contracts or commitments for the purchase of materials, supplies, equipment or services;

(B)     purchase contracts or commitments providing for a purchase price in excess of current market prices at the date of that contract or commitment;

(C)     sales or service contracts or commitments providing for a sale price or service rate below current market prices or rates at the date of the particular contract or commitment;

(D)     contracts or commitments for technical assistance or management or consulting services;

(E)     shareholder agreements or contracts involving any joint venture, partnership or other arrangement or agreement involving the sharing of profits or revenues, expenses or investments;

(F)     contracts limiting the freedom of Telupay or I-Level, as the case may be, to engage in any business;

(G)     contracts that could have a material adverse financial impact on Telupay or I-Level, as the case may be; and

(H)     notwithstanding the generality of the foregoing, with respect to Telupay, those contracts specifically listed in Section 4.1(x)(i).1 of the Telupay Disclosure Schedule;

(al)   "Merger" means the merger of I-Level Mergeco with and into Telupay, with Telupay being the surviving merged entity, and immediately thereafter a share or stock swap will occur in accordance with the terms of this Agreement whereby Telupay will survive as a wholly-owned subsidiary of I-Level on the terms and conditions herein provided and for greater certainty includes the other transactions expressly provided to complete concurrently therewith;

(am)   "Nevada Statutes" means Chapters 78 (Private Corporations) and 92A - Mergers, Conversions, Exchanges and Domestications, of the Nevada Revised Statutes;

(an)   "Parties" or "Party" means, respectively, collectively and individually, as the context so requires, each of I-Level or Telupay or I-Level Mergeco as the case may be, together with their respective successors and permitted assigns as the context so requires;

(ao)   "Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

(ap)   "Plan of Merger", where the context requires, means this Agreement;

(aq)   "Pre-Effective Date Period" means the period from and including the Execution Date to and including the Effective Time;

(ar)   "Proxy Statement" means the notice of the Telupay Meeting and the accompanying Proxy Statement of Telupay, including all appendices thereto, to be sent to Telupay Shareholders in connection with the Telupay Meeting;

(as)   "Regulatory Approval" means the acceptance for filing, if required, of the transactions contemplated by this Agreement by the Regulatory Authorities;

(at)   "Regulatory Authority" and "Regulatory Authorities" means, either singularly or collectively as the context so requires, such regulatory agencies who have or who may have jurisdiction over the affairs of the Parties and including, without limitation, and where applicable, all applicable securities commissions and again including, without limitation, the Commission, and all other regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement;

(au)   "Representatives" has the meaning ascribed to it in Section 5.5(a);

(av)   "Subsidiary" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned, directly or indirectly, by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary;

(aw)   "Surviving Corporation" means Telupay;

(ax)   "Taxes" means, in respect of a Party and its Affiliates, all federal, state, provincial, municipal, foreign or other taxes, imposts, rates, levies, assessments and government fees, and any other charges lawfully levied, assessed or imposed against it and including, without limitation, all income, capital gains, sales, excise, capital, real property, goods and services, business transfer and value added taxes, customs and import duties, together with all interests, fines and penalties with respect thereto;

(ay)   "Telupay Assets" means the Assets owned, leased or licensed by Telupay, including without limitation those Assets listed in Section 4.1(w) of the Telupay Disclosure Schedule;

(az)   "Telupay Assets Documentation" means any and all records and other data and information relating to the interests comprising the Telupay Assets and including, without limitation, all agreements and records which are in the possession or control of any Party hereto;

(ba)   "Telupay Disclosure Schedule" means the disclosure schedule dated the Execution Date of this Agreement regarding this Agreement that has been provided by Telupay to I-Level as a necessary condition of I-Level entering into this Agreement; and the details of which Telupay Disclosure Schedule being expressly relied upon by I-Level as a condition of its execution of this Agreement;

(bb)   "Telupay Dissent Rights" means the rights of any Telupay Shareholders to dissent pursuant to applicable Jersey, Channel Islands law with respect to the Merger;

(bc)   "Telupay Financial Statements" means the audited annual financial statements of Telupay for its fiscal year ended March 31, 2012, and the unaudited interim financial statements of Telupay for the three months and nine months ended December 31, 2012, which are included in the Telupay Disclosure Schedule;

(bd)   "Telupay Meeting" means the special meeting of Telupay Shareholders, including any adjournment thereof, to be called and held for the purpose of considering and approving the Merger;

(be)   "Telupay Merger Resolutions" means the consent resolutions of the Board of Directors of Telupay to approve and ratify this Agreement and to approve the Merger and to be substantially in the form and content of Schedule A annexed hereto;

(bf)   "Telupay Options" means those outstanding options to acquire shares of common stock of Telupay as set out in Section 4.1(b)(i) of the Telupay Disclosure Schedule;

(bg)   "Telupay Shares" means the shares of issued and outstanding common stock in the capital of Telupay as constituted on the Execution Date;

(bh)   "Telupay Shareholder Merger Resolutions" means the resolutions of the Shareholders of Telupay to approve this Agreement and to approve the Merger and to be substantially in the form and content of Schedule B annexed hereto;

(bi)   "Telupay Shareholders" means holders of record of Telupay Shares, and in the singular means any holder of record of Telupay Shares;

(bj)   "Telupay Warrants" means those outstanding warrants to acquire shares of common stock of Telupay as set out in Section 4.1(b)(i) of the Telupay Disclosure Schedule;

(bk)   "Telupay's Lawyers" means Collas Crill, of 40 Don Street, St. Helier, Jersey, Channel Islands, JE1 4XD;

(bl)   "Termination Date" means October 31, 2013, or such later date as may be mutually agreed by the Parties to this Agreement; and

(bm)   "this Agreement", "hereto", "hereunder", "hereof", "herein", "hereby" and similar expressions mean or refer to this Agreement and any agreement, deed or instrument supplemental or ancillary hereto, and the expressions "article", "section", "subsection", "paragraph", "subparagraph", "clause" and "subclause" followed by a number mean the specified article, section, subsection, paragraph, subparagraph, clause or subclause of this Agreement.

Interpretation Not Affected by Headings, etc.

1.2                  The division of this Agreement into Parts, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to a "Part", or to a "Section", "section", followed by a number and/or a letter refer to the specified Part, Section, section or paragraph of this Agreement.

1.3                  If one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

Currency

1.4                  Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States of America.

Number and Gender

1.5                  Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and neuter and vice versa.

Date For Any Action

1.6                  In the event that any date on which any action is required to be taken hereunder by either Party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Entire Agreement

1.7                  Save and except as provided for hereinbelow, the terms and conditions of this Agreement and the agreements and other documents herein referred to constitute the entire agreement between the Parties hereto pertaining to the terms of the Merger and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties hereto with respect to the terms of the Merger and including, without limitation, the Letter Agreement and the Merger Agreement.

Schedules

1.8                  The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form a part hereof:

Schedule	Description
Schedule A:	Telupay Merger Resolutions;
Schedule B:	Telupay Shareholder Merger Resolutions;
Schedule C:	I-Level Merger Resolutions;
Schedule D:	Directors of Telupay upon the Effective Date;
Schedule E:	Legal Owners of and Shareholdings in Telupay upon the Effective Date; and
Schedule F:	Proposed Constitutional Documents of Telupay.

Knowledge

1.9                  Each reference herein to the knowledge of a Party means, unless otherwise specified, the existing knowledge of such Party without specific or special inquiry.

PART 2
THE MERGER

Merger

2.1                  On the Closing and subject to the provisions of this Agreement and upon acceptance of the Articles of Merger by the State of Nevada and the issuance of an approval as to merger by the Jersey Financial Services Commission:

(a)     I-Level Mergeco shall merge with and into Telupay in accordance with the Nevada Statutes and the laws of Jersey, Channel Islands. The Parties shall cause the Merger to be consummated by filing: (i) Articles of Merger ("Articles of Merger") with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the Nevada Statutes; and (ii) the necessary documentation in accordance with the laws of Jersey, Channel Islands (in the event of a conflict of interpretation between this Agreement and the Articles of Merger, the Articles of Merger shall control);

(b)     Telupay will be the Surviving Corporation and, upon the Effective Time,

(i)     all property and rights to which Telupay and I-Level Mergeco were entitled immediately before the Effective Time will become the property and right of Telupay;

(ii)    Telupay will become subject to all criminal and civil liabilities and all contracts, debts and other obligations, to which each of Telupay and I-Level Mergeco were subject immediately before the Effective Time;

(iii)   all actions and other legal proceedings which, immediately before the Effective Time, were pending by or against Telupay and I-Level Mergeco may be continued by or against Telupay; and

(iv)    Telupay shall remain as a limited liability public company incorporated in Jersey, Channel Islands, retains its name as "Telupay PLC" and retain its registered address at First Island House, Peter Street, St. Helier, Jersey, JE4 8SG;

(c)     Upon the Effective Time, all shares of common stock in the capital of I-Level Mergeco shall be cancelled for no consideration and I-Level Mergeco shall cease to exist.

2.2                  Subject to the provisions of this Agreement and immediately after the events specified at clause 2.1, upon the Effective Time:

(a)     I-Level will become a shareholder of Telupay, as the Surviving Corporation, and immediately thereafter a share or stock swap shall occur so that each Telupay Share will thereby be surrendered to I-Level and the holder of such Telupay Share shall be entitled to be issued the number of I-Level Shares determined by the Exchange Ratio, with any fractions of 0.5 and more in respect of each holder's aggregate Telupay Shares rounded off to the nearest whole share (so that no Telupay Shareholder will receive more than one share in lieu of a fractional share in respect of such Telupay Shareholder's entire holdings). As of the Effective Time all Telupay Shares shall be held by I-Level, and each holder of a certificate representing any Telupay Shares shall cease to have any rights with respect thereto, except the right to receive the I-Level Shares to be issued in consideration therefor upon surrender of such certificate, without interest;

(b)     each Telupay Share held in the treasury of Telupay immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c)     notwithstanding anything in this Agreement to the contrary, if, between the Execution Date of this Agreement and the Effective Time, the Exchange Ratio has been agreed upon in writing by Telupay and I-Level, and thereafter the outstanding I-Level Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall have been declared with a record date within such period, the Exchange Ratio shall be correspondingly adjusted;

(d)     all of the Telupay Options and Telupay Warrants then outstanding will be disposed of by the holders thereof in consideration for the issue of non-transferable options to purchase shares of I-Level (each, an "I-Level Exchange Option") or non-transferrable warrants to purchase shares of I-Level (each, an "I-Level Exchange Warrant"), as applicable, to the persons set out in Section 4.1(b)(i) of the Telupay Disclosure Schedule, subject to reduction for any Telupay Options and Telupay Warrants that are exercised or expire prior to Closing. The number of I-Level Exchange Options and I-Level Exchange Warrants issuable shall be determined with reference to the Exchange Ratio, mutatis mutandis. As of the Execution Date of this Agreement, the Exchange Ratio is 1.2 I-Level Shares for every one Telupay Share. Accordingly, assuming the Exchange Ratio is the same at the Effective Time, a Telupay Option or Telupay Warrant to acquire one Telupay Share would result in an I-Level Exchange Option or I-Level Exchange Warrant, as applicable, to acquire 1.2 I-Level Shares, and the exercise price of each I-Level Exchange Option or I-Level Exchange Warrant, as applicable, shall be determined by dividing the per share exercise price of the corresponding whole Telupay Option or Telupay Warrant, as applicable, by the Exchange Ratio. No fractional I-Level Exchange Options or I-Level Exchange Warrants will be issued, and any fractions of 0.5 and more in respect of each holder's aggregate Telupay Options or Telupay Warrants of any given series, as applicable, shall be rounded off to the nearest whole I-Level Exchange Option or I-Level Exchange Warrant, as applicable (so that no Telupay Option holder or Telupay Warrant holder will receive more than one I-Level Exchange Option or I-Level Exchange Warrant, as applicable, in lieu of a fractional option or warrant in respect of such Telupay Option holder or Telupay Warrant holder's entire holdings);

(e)     The names and addresses of the persons who are proposed to be the directors of Telupay, as the Surviving Corporation, are specified in the Schedule D annexed hereto. Schedule D to this Agreement also specifies the names and addresses of any persons who will cease to be a director of Telupay as of the Effective Date;

(f)     The legal owners of Telupay, and their respective shareholdings, on the Effective Date are specified in Schedule E annexed hereto;

(g)     A copy of the proposed memorandum and articles of association of Telupay on the Effective Date is specified in Schedule F annexed hereto; and

(h)     No assets shall be distributed in accordance with the Merger.

Cancellation of I-Level Founder's Shares

2.3                  Subject to the terms and conditions hereof, at Closing a current shareholder of I-Level, Francis Chiew (the "I-Level Founder"), I-Level's present Chief Executive Officer, shall tender back to the treasury of I-Level for cancellation an aggregate of 47,000,000 restricted common shares of I-Level from the present holdings of the Founder (each an "I-Level Founder's Share"); it being acknowledged and agreed by the Parties that such cancellation of the I-Level Founder's Shares is essential to the resulting post-Merger capitalization and liquidity of I-Level (collectively, the "Cancellation of the I-Level Founder's Shares" herein).

Resale Restrictions

2.5                  None of the I-Level Shares issued to Telupay Shareholders in the Merger (the "Acquisition Shares"), the I-Level Exchange Options, the I-Level Exchange Warrants, or any I-Level Shares issuable upon exercise of such I-Level Exchange Options or I-Level Exchange Warrants have been or will be registered under the 1933 Act. As such, the Acquisition Shares, the I-Level Exchange Options, the I-Level Exchange Warrants, and any I-Level Shares issuable upon exercise of such I-Level Exchange Options or I-Level Exchange Warrants will constitute "restricted securities" as defined in Rule 144(a)(3) under the 1933 Act, and will bear a U.S. restrictive legend in substantially the form set forth below. As such, the Acquisition Shares, the I-Level Exchange Options, the I-Level Exchange Warrants, and any I-Level Shares issuable upon exercise of such I-Level Exchange Options or I-Level Exchange Warrants must be held indefinitely unless subsequently registered under the 1933 Act or an exemption from such registration is available. The certificates representing the Acquisition Shares, the I-Level Exchange Options, the I-Level Exchange Warrants, and any I-Level Shares issuable upon exercise of such I-Level Exchange Options or I-Level Exchange Warrants will be stamped with the following legend (or substantially equivalent language) restricting transfer in the following manner if such restriction is required by the Regulatory Authorities:

"The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the "1933 Act") or applicable state securities laws. They may not be sold, offered for sale, pledged or otherwise transferred except pursuant to an effective registration statement under the 1933 Act and in accordance with any applicable state securities laws, or pursuant to an exemption or exclusion from registration under the 1933 Act and any applicable state securities laws. The securities represented by this certificate cannot be the subject of hedging transactions unless such transactions are conducted in compliance with the 1933 Act."

                      In addition, the certificates representing the I-Level Exchange Options and I-Level Exchange Warrants will be stamped with the following legend (or substantially equivalent language) restricting exercise in the following manner if such restriction is required by the Regulatory Authorities:

"These securities may not be exercised by or on behalf of a U.S. Person or person in the United States unless these securities and the shares issuable upon the exercise of these securities have been registered under the 1933 Act and applicable state securities laws or an exemption from such registration requirements is available. "United States" and "U.S. Person" are as defined by Regulation S under the 1933 Act."

                      The Acquisition Shares, the I-Level Exchange Options and the I-Level Exchange Warrants will be issued by I-Level to the Telupay Shareholders and Telupay Option holders and Telupay Warrant holders in reliance upon the exemption contained in Regulation S promulgated under the 1933 Act based on the representations and warranties of Telupay herein that none of the Telupay Shareholders or any Telupay Option holders or Telupay Warrant holders are U.S. Persons or are in the United States. The Parties hereto understand and agree that the within obligation of I-Level to issue the Acquisition Shares, I-Level Exchange Options and I-Level Exchange Warrants is subject to I-Level being satisfied that an exemption from applicable registration and prospectus requirements is available under the 1933 Act and all applicable securities laws.

Shareholders' Rights upon Merger

2.6                  Upon consummation of the Merger each Telupay Shareholder shall, subject to applicable Laws and this Agreement, cease to have any rights with respect to any share certificate evidencing the Telupay Shareholder's title to one or more Telupay Shares, and to any Telupay Shares evidenced thereby, other than the right to receive a share certificate for I-Level Shares.

Surrender of Certificates

2.7                  In connection with the Closing, I-Level will issue I-Level Share certificates evidencing the I-Level Shares to be issued to Telupay Shareholders in the Merger on substantially the same basis as the Telupay Shares are registered as of the Effective Time. That is, Telupay Shares registered in the names of direct beneficial holders will be so registered and Telupay Shares registered in the name of brokerages, clearing houses and other intermediaries will be registered in those names, either in paper or in electronic form as the I-Level Transfer Agent may advise. The I-Level Transfer Agent shall, before issuing a I-Level Share certificate in the name of a direct beneficial Telupay Shareholder, require the delivery to the I-Level Transfer Agent of the Telupay Share certificates which are outstanding and registered in such Telupay shareholder's name, duly endorsed for transfer in blank, but the I-Level Transfer Agent shall institute standard procedures in connection with Telupay Shares registered in the names of brokerages, clearing houses and other intermediaries where such Telupay Shares are book-based.

By-laws

2.8                  After the Merger the by-laws of Telupay shall be the by-laws of the Surviving Corporation.

Change in Board and Officers of I-Level and Potential Name Change

2.9                  At or subsequent to Closing the following changes will be effected by the Board of Directors and officers of I-Level:

(a)     the board of directors of I-Level will appoint an aggregate of up to six (6) directors to be comprised of nominees to be put forward by Telupay and/or the Telupay Shareholders;

(b)     the current sole officer and director of I-Level (Francis Chiew) will resign as an officer and director of I-Level;

(c)     the newly appointed board of directors shall appoint such executive officers of I-Level as they see fit; and

(d)     the newly appointed board of directors shall take such actions as required under Nevada Statutes and by applicable Regulatory Authorities to change I-Level's name as they see fit.

Effects of Merger

2.10                The Merger shall have all further effects as specified in the applicable provisions of the Nevada Statutes and the Articles of Merger.

Additional Actions

2.11                If, at any time after the Merger, I-Level shall determine that the Surviving Corporation requires that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or Assets of Telupay or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Telupay, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Telupay, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or Assets in the Surviving Corporation or otherwise to carry out this Agreement and the transactions contemplated hereby.

No Tax Representations of I-Level

2.12                No representation is made by I-Level in regards to the tax treatment of the Merger for Telupay Shareholders, Telupay Option holders or Telupay Warrant holders.

No Tax Representations of Telupay

2.13                No representation is made by Telupay in regards to the tax treatment of the Merger for I-Level Shareholders.

PART 3
IMPLEMENTATION OF THE MERGER

Implementation Steps by Telupay

3.1                  Telupay covenants in favor of I-Level and I-Level Mergeco that Telupay shall:

(a)     convene and hold the Telupay Meeting for the purpose of considering the Telupay Shareholder Merger Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

(b)     use commercially reasonable efforts to ensure that all required Lock-Up Agreements are executed with such Telupay Shareholders who hold not less than an aggregate of 66 2/3% of all Telupay Shares on an non-fully diluted basis as soon as reasonably practicable after the Execution Date; and

(c)     subject to the satisfaction or waiver of the other conditions herein contained in favor of each Party, with the co-operation of I-Level, take such steps as are necessary to give effect to the Merger.

Implementation Steps by I-Level and I-Level Mergeco

3.2                  I-Level covenants in favor of Telupay that I-Level shall convene and hold a meeting of I-Level Mergeco shareholders (I-Level Mergeco's sole shareholder being I-Level) for the purpose of considering the I-Level Merger Resolution (and for any other proper purpose as may be set out in the notice for such meeting).

3.3                  I-Level further covenants in favor of Telupay that, on or prior to Closing, I-Level shall:

(a)     subject to the satisfaction or waiver of the other conditions herein contained in favor of each Party, with the co-operation of Telupay, take such steps as are necessary to give effect to the Merger; and

(b)     subject to Section 2.7, and subject to the satisfaction or waiver of the other conditions herein contained in favor of each Party, deliver certificates for I-Level Shares to Telupay Shareholders in accordance with this Agreement against the delivery and surrender of the certificates representing the corresponding Telupay Shares;

(c)     subject to the satisfaction or waiver of the other conditions herein contained in favor of each Party, deliver agreements or certificates for I-Level Exchange Options and/or I-Level Exchange Warrants, as applicable, to Telupay Option holders and Telupay Warrant holders, as the case may be, in accordance with this Agreement, against the delivery and surrender of the agreements and certificates representing the corresponding Telupay Options and Telupay Warrants.

3.4                  I-Level Mergeco covenants in favor of Telupay that, on or prior to Closing, I-Level Mergeco shall execute such documentation and take such steps as are necessary to give effect to the Merger pursuant to the laws of Jersey, Channel Islands.

Securities Compliance

3.5                  Each of the Parties shall take all necessary steps to ensure that the transactions contemplated hereby are in compliance with applicable Laws.

Preparation of Filings

3.6                  The Parties shall co-operate in:

(a)     the preparation of the Proxy Statement; and

(b)     the preparation of any application for any regulatory approvals, other orders, rulings, consents and any other documents, and the taking of any action, deemed by I-Level or Telupay, acting reasonably, to be necessary to discharge their respective obligations under applicable Laws in connection with the Merger and the other transactions contemplated hereby.

3.7                  Each of the Parties shall furnish to the other all such information concerning it and its security holders as may be required (and, in the case of its security holders, available to it with reasonable effort) for the effectuation of the actions described in Section 3.5 and Section 3.6 and the foregoing provisions of this Section 3.7, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its security holders) in connection with such actions or otherwise in connection with the consummation of the Merger and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact, or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

3.8                  Telupay shall take all necessary steps to ensure the Proxy Statement complies with all applicable Laws and, without limiting the generality of the foregoing, to cause the Proxy Statement to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by I-Level or any third party that is not an affiliate of Telupay). Without limiting the generality of the foregoing, Telupay shall cause the Proxy Statement to provide Telupay Shareholders entitled to vote with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Telupay Meeting and I-Level shall provide all information which is reasonably requested of it for Telupay to do so.

3.9                  Telupay shall deliver, or cause to be delivered to I-Level, as soon as possible after the Execution Date hereof but in any event no later than August 31, 2013, an independent assessment report and business plan respecting Telupay's Business and Assets together with such corporate and asset status reports and/or opinions respecting Telupay's Business and Assets as may be required by I-Level or any Regulatory Authority, prepared, at a minimum, in accordance with the applicable rules and reporting guidelines of the appropriate Regulatory Authorities.

PART 4
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Telupay

4.1                  Telupay represents and warrants to and in favor of I-Level and I-Level Mergeco as follows, and acknowledges that I-Level and I-Level Mergeco is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)     Organization:

(i)     Telupay has been duly incorporated or formed under the applicable Laws of Jersey, Channel Islands, is validly existing and in good standing and has full corporate or legal power, authority and capacity to carry on the Business, to perform its obligations hereunder and to enter into, own, hold, license and lease its Assets;

(ii)    Telupay has made all necessary filings under all applicable corporate, securities, and taxation laws or any other laws to which it is subject, and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its Assets makes that qualification necessary; and

(iii)   Telupay has no minority interest in any other corporation or entity, which minority interest is material in relation to Telupay;

(b)     Capitalization:

(i)     the authorized capital of Telupay consists of 100,000,000 shares of common stock with a par value of L 0.01 per share. As of the Execution Date of this Agreement there are 65,191,078 Telupay Shares issued and outstanding. Save and except as set out in Section 4.1(b)(i) of the Telupay Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Telupay to issue or sell any shares of Telupay, or ownership interests, securities, or obligations of any kind convertible into or exchangeable for any shares of Telupay or any other Person, nor is there outstanding any stock appreciation rights, phantom equity, or similar rights, agreements, arrangements or commitments based upon the book value, income, or any other attribute of Telupay. All outstanding Telupay Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights; and

(ii)    save and except as set forth in Section 4.1(b)(ii) of the Telupay Disclosure Schedule, there are no outstanding bonds, debentures or other evidences of indebtedness of Telupay including any which have the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Telupay Shares on any matter. There are no outstanding contractual obligations of Telupay to repurchase, redeem or otherwise acquire any of its outstanding securities;

(c)     Authority and No Violation:

(i)     Telupay has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Telupay and the consummation by Telupay of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, or the transactions contemplated hereby other than:

(A)     with respect to finalizing and approving the Proxy Statement and other matters relating thereto; and

(B)     with respect to the completion of the Merger, the approval of the Telupay Shareholders;

(ii)    this Agreement has been duly executed and delivered by Telupay and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, and other applicable Laws affecting creditors' rights generally, and to general principles of equity;

(iii)   the approval of this Agreement, the execution and delivery by Telupay of this Agreement, and the performance by it of its obligations hereunder, and the completion of the Merger and the transactions contemplated thereby, will not:

(A)     result in a violation or breach of, require any consent to be obtained under, or give rise to any termination, purchase or sale rights, or payment obligation under any provision of:

(I)     its articles of association, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding relating to ownership of shares or other interests;

(II)    subject to obtaining any necessary regulatory approvals relating to Telupay, any Laws, judgment, or decree, except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on Telupay; or

(III)   subject to obtaining any necessary regulatory approvals relating to Telupay and the requisite approval of the Telupay Shareholders, and except as would not, individually or in the aggregate, have a Material Adverse Effect on Telupay, or on any Material Contract, agreement, license, franchise, or permit to which it is party or by which it is bound or is subject or is the beneficiary;

(B)     save and except as set forth in Section 4.1(c)(iii)(B) of the Telupay Disclosure Schedule, give rise to any right of termination or acceleration of indebtedness of Telupay;

(C)     save and except as set forth in Section 4.1(c)(iii)(C) of the Telupay Disclosure Schedule, and except as would not, individually or in the aggregate, have a Material Adverse Effect on Telupay, result in the imposition of any restriction, tax, penalty, Encumbrance, charge, or lien upon any of the Assets, or restrict, hinder, impair, or limit the ability of Telupay to carry on the Business of Telupay as and where it is now being carried on;

(D)     result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Telupay or increase any benefits otherwise payable to any such person or under any Telupay Plans or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options; or

(E)     result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options;

(iv)    no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Telupay, or to its knowledge, any Telupay Shareholder in connection with the execution and delivery of this Agreement or the consummation by Telupay of the transactions contemplated hereby other than (A) any approval of the Telupay Shareholders of the Merger, (B) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and (C) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Telupay; and

(v)     its Board of Directors has resolved that on the Effective Date Telupay will be solvent by reference to the test specified under article 127E(6) of the Companies (Jersey) Law 1991 (as amended) (the "Jersey Law").

(d)     No Defaults: subject to obtaining any necessary regulatory approvals relating to Telupay, and except as set forth in the Telupay Disclosure Schedule, Telupay is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract (including the Material Contracts), agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect;

(e)     Absence of Certain Changes or Events: Telupay has conducted its Business only in the ordinary and regular course of business consistent with past practice and, except as otherwise provided in this Agreement, there has not occurred since the date of the most recent balance sheet forming part of the Telupay Financial Statements:

(i)     a Material Adverse Change with respect to Telupay;

(ii)    any damage, destruction, or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on Telupay;

(iii)   any redemption, repurchase or other acquisition of Telupay Shares by Telupay or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Telupay Shares;

(iv)    any increase in or modification of the compensation payable or to become payable by it to any of its directors or officers, or any grant to any such director or officer of any increase in severance or termination pay;

(v)     any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers;

(vi)    any acquisition or sale of its property or Assets to a Person not dealing at arm's length;

(vii)   any entering into, amendment of, relinquishment, termination or non-renewal by it of any Material Contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

(viii)  an act whereby Telupay has engaged or entered into any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment to make any expenditure which might materially and adversely affect any of the Assets or the organization, operations, affairs, Business, properties, prospects or financial condition or position of Telupay;

(ix)    an act whereby Telupay has guaranteed, or agreed to guarantee, any indebtedness or other obligation of any person or corporation;

(x)     any single operating or capital expenditures in excess of U.S.$5,000.00, other than as required in the usual and ordinary and regular course of business of Telupay;

(xi)    any resolution to approve a combination or reclassification of any of its outstanding shares;

(xii)   an act whereby Telupay has purchased or agreed to purchase, or leased or agreed to lease, or acquired or agreed to acquire, any property or asset, other than as required in the usual and ordinary course of the operation of the Business;

(xiii)  an act whereby Telupay has sold, transferred, disposed of, mortgaged, pledged, charged, or leased any Asset or property, other than as required in the usual and ordinary course of the operation of the Business and which has been fully disclosed to I-Level in writing;

(xiv)   any waiver or surrender of any right of that may have Material Adverse Effect on Telupay;

(xv)    any change in its accounting methods, principles or practices; or

(xvi)   any agreement or arrangement to take any action which, if taken prior to the Execution Date, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made;

(f)     Absence of Conflict: to the actual knowledge, information and belief of Telupay, the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)     conflict with or result in a breach of or violate any of the terms, conditions or provisions of its constating documents;

(ii)    conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity, domestic or foreign, to which it is subject, or constitute or result in a default under any agreement, contract or commitment to which it is a party;

(iii)   give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which it is a party;

(iv)    give to any government or Governmental Entity, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to it which is necessary or desirable in connection with the conduct and operations of its respective business and the ownership or leasing of its respective business assets; or

(v)     save and except as set forth in Section 4.1(f)(v) of the Telupay Disclosure Schedule, constitute a default by it, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of it which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument;

(g)     Employment:

(i)     except as set forth in Section 4.1(g)(i) of the Telupay Disclosure Schedule, Telupay is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer;

(ii)    no directors, officers or employees of Telupay are now indebted or under obligation to Telupay on any account whatsoever other than in the ordinary and regular course of business of Telupay;

(iii)   no payments of any kind have been made or authorized by or on behalf of Telupay to or on behalf of any directors, officers, shareholders or employees of Telupay or under any management agreement with Telupay other than in the ordinary course of business of Telupay;

(iv)    Telupay is not a party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of Telupay, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or, to the knowledge of Telupay, threatened strikes or lockouts at Telupay that would, individually or in the aggregate, have a Material Adverse Effect on Telupay;

(v)     Telupay is not subject to any claim for wrongful dismissal, constructive dismissal, or any other tort claim, actual or, to the knowledge of Telupay, threatened, or any litigation, actual or, to the knowledge of Telupay, threatened, relating to employment or termination of employment of employees or independent contractors;

(vi)    Telupay has operated in all material respects in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations, and there are no current, pending, or, to the knowledge of Telupay, threatened proceedings before any board or tribunal with respect to any of the above areas;

(vii)   there are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans affecting Telupay or any of its directors, officers, or employees; and

(viii)  Telupay has no consulting or employment agreements, whether written or otherwise, except for those which are set forth in Section 4.1(g)(viii) of the Telupay Disclosure Schedule;

(h)     Financial Statements: the Telupay Financial Statements have been prepared in accordance with United States generally accepted accounting principles, the requirements of applicable Governmental Entities and applicable securities Laws; and such financial statements present fairly, in all material respects, the financial position and results of operations of Telupay as of the respective dates thereof and for the respective periods covered thereby. There are no liabilities, contingent or otherwise, of Telupay not disclosed or reflected in the Telupay Financial Statements, except those incurred in the ordinary course of business of Telupay since the date of the Telupay Financial Statements;

(i)     Intellectual Property:

(i)     Section 4.1(i) of the Telupay Disclosure Schedule contains an accurate and complete description of all of Telupay's Intellectual Property, and the Intellectual Property does not infringe the rights of any other person; and

(ii)    Telupay does not have and does not use any service mark, tradename or trademark except as disclosed as part of Telupay's Intellectual Property;

(j)     Books and Records: The books, records and accounts of Telupay, in all material respects:

(i)     have been maintained in accordance with good business practices on a basis consistent with prior years;

(ii)    are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Assets of Telupay; and

(iii)   accurately and fairly reflect the basis for the Telupay Financial Statements. Telupay has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

(A)     transactions are executed in accordance with management's general or specific authorization; and

(B)     transactions are recorded as necessary:

(I)     to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements; and

(II)    to maintain accountability for Assets;

(k)     Bank Accounts: Section 4.1(k) of the Telupay Disclosure Schedule is a true and complete list showing the name of each bank, trust company or similar institution in which Telupay has accounts or safety deposit boxes, the identification numbers of each such account or safety deposit box, the names of all persons authorized to draw therefrom or to have access thereto and the number of signatories required on each account. In addition, Section 4.1(k) of the Telupay Disclosure Schedule also includes a list of all non-bank account numbers, codes and business numbers used by Telupay for the purposes of remitting tax, dues, assessments and other fees;

(l)     Litigation, Etc.: save and except for the matters as set forth in Section 4.1(l).1 of the Telupay Disclosure Schedule, there is no basis for and there are no claims, actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of Telupay, after having made due inquiry, threatened against or affecting Telupay at law or in equity or before or by any court or Governmental Entity. Save and except as set forth in Section 4.1(l).2 of the Telupay Disclosure Schedule, neither Telupay nor its Assets or properties is subject to any outstanding judgment, order, writ, injunction, or decree;

(m)     Insurance: Telupay maintains, and has maintained, insurance in force against loss on the Assets, against such risks, in such amounts and to such limits, as is in accordance with prudent business practices prevailing in its line of business and having regard to the location, age and character of its properties and the Assets, and has complied fully with all requirements of such insurance, including the prompt giving of any notice of any claim or possible claim thereunder, and all such insurance has been and is with insurers which Telupay believes to be responsible;

(n)     Tax Matters: in respect of Taxes:

(i)     Telupay has prepared and filed on time with all appropriate Governmental Entities all returns and other documents that it is required to file in respect of any Taxes, or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the Execution Date, and that all such returns and other documents are correct and complete in all material respects;

(ii)    Telupay has paid in full and when due all Taxes required to be paid by it on or prior to the Execution Date, and will have paid all such Taxes as of the Effective Date;

(iii)   Telupay has withheld from each payment made to any of its present or former employees, officers, directors, and any other third party, all amounts required by law and has remitted such withheld amounts within the prescribed time periods to the appropriate Governmental Entity. Telupay has remitted all Taxes and employee contributions payable by it in respect of its employees and has remitted such amounts to the appropriate Governmental Entity within the time required under the applicable legislation. Telupay has charged, collected and remitted within prescribed time periods all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever made by them;

(iv)    there are no reassessments of the Taxes of Telupay that have been issued and are outstanding. No Governmental Entity has challenged, disputed, or questioned Telupay in respect of Taxes or of any returns, filings or other reports filed under any taxing statute. Telupay is not negotiating any draft assessment or reassessment with any Governmental Entity. Telupay is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment including, without limitation, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice. Telupay has not received any indication from a Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes regardless of its merits. Telupay has not executed or filed with any Governmental Entity any waiver or agreement extending the time period for assessment, reassessment or collection of any Taxes;

(v)     no claim has been made by any Governmental Entity in a jurisdiction where Telupay does not file Tax returns that Telupay is or may be subject to taxation in that jurisdiction;

(vi)    Telupay is not a party to or bound by any Tax-sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity). Telupay has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Telupay does not have any liability for the Taxes of any other person or entity under Treasury Regulations Section 1.1502-6 (or similar provision of the law of any jurisdiction) as a transferee or successor, by contract or otherwise;

(vii)    no liens for Taxes exist with respect to any of the Assets of Telupay;

(viii)  Telupay is not and never has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code;

(ix)    the non-capital losses of Telupay were incurred by Telupay only in carrying on the Business;

(x)     Telupay has paid all Taxes imposed on the acquisition of its tangible personal property, and none of its tangible personal property has been transferred at any time on a tax-exempt basis; and

(xi)    Telupay has not, prior to the Execution Date:

(A)     discontinued carrying on any business in respect of which non-capital losses were incurred;

(B)     acquired or had the use of any property from a person with whom it was not dealing at arm's length;

(C)     disposed of anything to a person with whom it was not dealing at arm's length for proceeds less than or greater than the fair market value thereof; or

(D)     paid any dividends or made any distributions to its shareholders with respect to any of its shares or other ownership interests herein; nor does it have any plans to do any of the foregoing in the future;

(o)     Compliance with Laws: Except as set forth in the Telupay Disclosure Schedule, Telupay has complied with and is not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Telupay. Without limiting the generality of the foregoing, all securities of Telupay (including, all options, rights or other convertible or exchangeable securities) have been issued in compliance, in all material respects, with all applicable securities Laws, and all securities to be issued upon the exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws;

(p)     Liabilities: except for liabilities which are disclosed, reflected or adequately provided for in Section 4.1(p) of the Telupay Disclosure Schedule, there are no other material liabilities, contingent or otherwise, existing on the Execution Date in respect of which Telupay may be liable on or after the completion of the transaction contemplated by this Agreement other than:

(i)     liabilities disclosed or referred to in this Agreement; and

(ii)    liabilities incurred in the ordinary course of business, none of which are materially adverse to the Business, operations, affairs or financial conditions of Telupay;

(q)     Intangible Property: all of the Intangible Property of Telupay is owned by good and marketable title free and clear of all Encumbrances. There are no restrictions on the ability of Telupay to use and exploit all rights in the Intangible Property, and all statements in all applications for registration of the Intangible Property were true and correct as of the date of such applications;

(r)     Licenses, Etc.: Telupay owns, possesses, or has obtained, and is in material compliance with, all licenses and permits from any Governmental Entity necessary to conduct its Business in the ordinary course of the operations of the Business and for the uses to which the Assets have been put and are in good standing as set forth in Section 4.1(r) of the Telupay Disclosure Schedule, and such conduct and uses are in compliance with all laws, zoning and other by-laws, building and other restrictions, rules, regulations and ordinances applicable to Telupay and to the business and the Assets, and neither the execution and delivery of this Agreement, nor the completion of the transactions contemplated hereby, will give any person the right to terminate or cancel any said license or permit or affect such compliance;

(s)     Securities Registration Rights: no holder of securities issued by Telupay has any right to compel Telupay to register or otherwise qualify such securities for public sale in the United States or any other jurisdiction;

(t)     Assets Used in the Normal Course of Business: the Assets constitute all of the rights, assets and properties that are usually and ordinarily used or held for use in connection with or otherwise relate to the operation of the Business in the usual and ordinary course of the operation of the Business. Except for contemplated additions that are not material in the aggregate, all of the Assets include all rights, assets and properties, the use and exercise of which are necessary for the performance of any agreement to which Telupay is a party, and the conduct of the Business as now conducted and presently proposed by Telupay to be conducted;

(u)     Title to the Assets: Telupay is the legal and beneficial owner of, and has good and marketable title to and possession of, the Assets, free and clear of all Encumbrances (other than those Encumbrances disclosed in the Telupay Disclosure Schedule);

(v)     Condition of Assets: all tangible rights, assets and properties comprising the Assets are free from material defect, are in good condition and repair and (where applicable) are in proper working order, having regard to the use and age thereof;

(w)     Telupay Assets: to the best of the knowledge, information and belief of Telupay, after having made due inquiry:

(i)     Telupay is, and/or will be, at Closing, the legal and beneficial owners of all of the Telupay Assets; the particulars of which being described in Section 4.1(w) of the Telupay Disclosure Schedule;

(ii)    Telupay holds, and/or will hold, at Closing, each of the interests comprising the Telupay Assets free and clear of all Encumbrances;

(iii)   no other person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Telupay of any interest in and to any of the Telupay Assets;

(iv)    all permits and licenses covering the interests comprising the Telupay Assets have been, and/or will be at Closing, duly and validly issued pursuant to applicable laws and are in good standing;

(v)     where appropriate, Telupay has, and/or will have, at Closing, insured the Telupay Assets against loss or damage on a replacement cost basis;

(vi)    all conditions on and relating to the Telupay Assets are, and/or will be at Closing, in compliance with all applicable laws, regulations or orders;

(vii)   there are no adverse claims or challenges against or to the ownership of or title to any of the interests comprising the Telupay Assets nor, to the best of the knowledge, information and belief of Telupay, after having made due inquiry, is there any basis for any potential claim or challenge, and, to the best of the knowledge, information and belief of Telupay, after having made due inquiry, no person has any royalty or other interests whatsoever with respect to any of the Telupay Assets;

(viii)  there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of Telupay), pending or threatened, which may affect, without limitation, the rights of Telupay to transfer any interest in and to the Telupay Assets to I-Level at Closing, at law or in equity, or before or by any Governmental Entity, and, without limitation, there are no claims or potential claims under any relevant family relations legislation or other equivalent legislation affecting any of the interests comprising the Telupay Assets. In addition, Telupay is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(ix)    Telupay has delivered to I-Level all Telupay Assets Documentation in their possession or control relating to the Telupay Assets;

(x)     Telupay is not aware of any fact or circumstance which has not been disclosed to I-Level which should be disclosed in order to prevent the representations and warranties contained in this section from being misleading or which would likely affect the decision of I-Level to enter into this Agreement;

(x)     Material Contracts:

(i)     save and except as set forth in Section 4.1(x)(i).2 of the Telupay Disclosure Schedule, there has not been any breach, default in any term, condition, provision or obligation to be performed under any of the Material Contracts set out in Section 4.1(x)(i).1 of the Telupay Disclosure Schedule, each Material Contract is in good standing, full force and effect, and, with the exception of amendments to the certain Material Contracts described in Section 4.1(x)(i).1 of the Telupay Disclosure Schedule, unamended; and

(ii)    save and except for those matters which are listed in Section 4.1(x)(i).1 of the Telupay Disclosure Schedule, Telupay does not have any contracts, agreements, undertakings or arrangements, whether oral, written or implied, with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, directors, officers, lawyers or others which cannot be terminated, without penalty, on no more than one month's notice;

(y)     Parties to Material Contracts: each of the Material Contracts contains the entire and only agreement between the parties thereto with respect to the subject matter thereof and identifies therein each person who is a party thereto or is bound thereby, and Telupay has neither received any notice nor is aware that any other party to any Material Contract intends or wishes to cancel such Material Contract nor is there a dispute between Telupay and any other party to any Material Contract;

(z)     Schedules: each of the Schedules to the Telupay Disclosure Schedule contains all material information for each particular Schedule listed therein and there are no omissions of material information by Telupay in the Telupay Disclosure Schedule;

(aa)   No Other Options or Agreements to Acquire the Business: there is no written, oral, or implied agreement, option, understanding or commitment, or any right or privilege capable of becoming any of the same, for the purchase from Telupay of the Business or any of the Assets, other than purchase orders or requests accepted by it in the usual and ordinary course of the operation of the Business;

(ab)   Telupay Shareholders, Option Holders and Warrant Holders not U.S. Persons or in the United States: To the best of Telupay's knowledge and belief, none of the Telupay Shareholders or any Telupay Option holders or Telupay Warrant holders are U.S. Persons or are in the United States, and Telupay acknowledges and understands that I-Level is relying on such representation in determining there is an exemption from the registration requirements under the 1933 Act for the issuance by I-Level of the Acquisition Shares and any I-Level Exchange Options and I-Level Exchange Warrants to Telupay Shareholders, Telupay Option holders and Telupay Warrant holders, as applicable; and

(ac)   No Other Facts or Circumstances: Telupay is not aware of any fact or circumstance which has not been disclosed to I-Level which should be disclosed in order to prevent the representations contained in this section from being misleading or which would likely affect the decision of I-Level to enter into this Agreement.

Representations and Warranties of I-Level and I-Level Mergeco

4.2                  I-Level and (where appropriate) I-Level Mergeco separately represent and warrant to and in favor of Telupay as follows and acknowledge that Telupay is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)     Organization of I-Level:

(i)     I-Level and I-Level Mergeco have been duly incorporated or formed under the applicable Laws of Nevada, are validly subsisting and have full corporate or legal power and authority to carry on the Business, to perform their respective obligations hereunder and to enter into, own, hold, license and lease their respective Assets; and

(ii)    I-Level and I-Level Mergeco have made all necessary filings under all applicable corporate, securities, and taxation laws or any other laws to which it is subject, and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its Assets makes that qualification necessary;

(b)     Capitalization of I-Level: the authorized capital of I-Level consists of 1,000,000,000 shares of common stock with a par value of U.S.$0.001. All outstanding I-Level Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights;

(c)     Authority and No Violation:

(i)     I-Level and I-Level Mergeco have the requisite corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement by I-Level and I-Level Mergeco and the consummation by them of the transactions contemplated by this Agreement have been duly authorized by their respective Boards of Directors and no other corporate proceedings on their respective parts are necessary to authorize this Agreement or the transactions contemplated hereby;

(ii)    this Agreement has been duly executed and delivered by I-Level and I-Level Mergeco and constitutes legal, valid and binding obligations, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity;

(iii)   the approval of this Agreement, the execution and delivery by I-Level and I-Level Mergeco of this Agreement and the performance by them of their respective obligations hereunder and the completion of the Merger and the transactions contemplated thereby will not:

(A)     result in a violation or breach of, require any consent to be obtained under, or give rise to any termination, purchase or sale rights, or payment obligation under any provision of:

(I)     their respective articles of incorporation, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding relating to ownership of shares or other interests or to corporate governance with any party holding an ownership interest in I-Level or I-Level Mergeco;

(II)    subject to obtaining any necessary Regulatory Approvals relating to I-Level (and I-Level Mergeco if applicable), any Laws, judgment or decree, except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on I-Level (or I-Level Mergeco if applicable); or

(III)   subject to obtaining any necessary Regulatory Approvals relating to I-Level (and I-Level Mergeco if applicable), and except as would not, individually or in the aggregate, have a Material Adverse Effect on I-Level (or I-Level Mergeco if applicable), any Material Contract, agreement, license, franchise, or permit to which it is party or by which it is bound or is subject or is the beneficiary;

(B)     give rise to any right of termination or acceleration of indebtedness of I-Level or I-Level Mergeco, or cause such indebtedness to come due before its stated maturity or cause any available credit of I-Level or I-Level Mergeco to cease to be available;

(C)     except as would not, individually or in the aggregate, have a Material Adverse Effect on I-Level or I-Level Mergeco, result in the imposition of any encumbrance, charge or lien upon any of their respective assets, or restrict, hinder, impair, or limit their ability to carry on their business as and where it is now being carried on; or

(D)     result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of I-Level or I-Level Mergeco or increase any benefits otherwise payable under any I-Level or I-Level Mergeco plans or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by I-Level or I-Level Mergeco in connection with the execution and delivery of this Agreement or the consummation by I-Level or I-Level Mergeco of the transactions contemplated hereby or thereby other than any consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on I-Level;

(d)     No Defaults: subject to obtaining any necessary Regulatory Approvals relating to I-Level or I-Level Mergeco, I-Level and I-Level Mergeco are not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract (including the Material Contracts), agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect;

(e)     Absence of Certain Changes or Events: since the date of the most recent balance sheet forming part of the I-Level Financial Statements, I-Level has conducted its Business only in the ordinary and regular course of business consistent with practice and, except as otherwise provided in this Agreement, there has not occurred:

(i)     a Material Adverse Change with respect to I-Level;

(ii)    any damage, destruction, or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on I-Level;

(iii)   any redemption, repurchase or other acquisition of I-Level Shares by I-Level or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to I-Level Shares;

(iv)    any material increase in or modification of the compensation payable or to become payable by it to any of its directors or officers, or any grant to any such director or officer of any increase in severance or termination pay;

(v)     any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers;

(vi)    any acquisition or sale of its property or Assets to a Person not dealing at arm's length;

(vii)   any entering into, amendment of, relinquishment, termination or non-renewal by it of any Material Contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

(viii)  an act whereby I-Level has engaged or entered into any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment to make any expenditure which might materially and adversely affect any of the Assets or the organization, operations, affairs, Business, properties, prospects or financial condition or position of I-Level;

(ix)    any resolution to approve a combination or reclassification of any of its outstanding shares;

(x)     an act whereby I-Level has purchased or agreed to purchase, or leased or agreed to lease, or acquired or agreed to acquire, any property or asset, other than as required in the usual and ordinary course of the operation of the Business;

(xi)    an act whereby I-Level has sold, transferred, disposed of, mortgaged, pledged, charged, or leased any Asset or property, other than as required in the usual and ordinary course of the operation of the Business;

(xii)   any change in its accounting methods, principles or practices; or

(xiii)  any agreement or arrangement to take any action which, if taken prior to the Execution Date, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made;

(f)     Employment:

(i)     except as set forth in the I-Level SEC Filings, I-Level is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer;

(ii)    I-Level is not a party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of I-Level, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or, to the knowledge of I-Level, threatened strikes or lockouts at I-Level that would, individually or in the aggregate, have a Material Adverse Effect on I-Level;

(iii)   except as set forth in the I-Level SEC Filings, I-Level is not subject to any claim for wrongful dismissal, constructive dismissal, or any other tort claim, actual or, to the knowledge of I-Level, threatened, or any litigation, actual or, to the knowledge of I-Level, threatened, relating to employment or termination of employment of employees or independent contractors; and

(iv)    I-Level has operated in all material respects in accordance with all applicable Laws with respect to employment and labour and including, without limitation, employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations, and there are no current, pending, or, to the knowledge of I-Level, threatened proceedings before any board or tribunal with respect to any of the above areas;

(g)     Financial Statements: the I-Level Financial Statements have been prepared in accordance with United States generally accepted accounting principles, the requirements of applicable Governmental Entities and applicable securities Laws; and such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of I-Level as of the respective dates thereof and for the respective periods covered thereby;

(h)     Books and Records: the books, records and accounts of I-Level, in all material respects:

(i)     have been maintained in accordance with good business practices on a basis consistent with prior years;

(ii)    are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Assets of I-Level; and

(iii)   accurately and fairly reflect the basis for the I-Level Financial Statements. I-Level has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

(A)     transactions are executed in accordance with management's general or specific authorization; and

(B)     transactions are recorded as necessary:

(I)     to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements; and

(II)    to maintain accountability for Assets;

(i)     Reports: to the best of its knowledge after due inquiry, I-Level has filed with or furnished to the Commission true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by it, and such documents, at the time filed or furnished:

(i)     did not contain any misrepresentation (as defined in the applicable securities Laws); and

(ii)    complied in all material respects with the requirements of applicable securities Laws.

(j)     I-Level Shares: I-Level Shares to be issued pursuant to the Merger will be duly and validly issued by I-Level on their respective dates of issue as fully paid and non-assessable shares;

(k)     Compliance with Laws: except as set forth in the I-Level SEC Filings, I-Level and I-Level Mergeco have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on I-Level or I-Level Mergeco (as applicable). Without limiting the generality of the foregoing, all securities of I-Level and I-Level Mergeco (including all options, rights or other convertible or exchangeable securities) have been issued in compliance in all material respects with all applicable securities Laws and all securities to be issued upon the exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws;

(l)     Litigation, Etc.: except as set forth in the I-Level SEC Filings, there is no claim, action, proceeding, or investigation pending or, to the knowledge of I-Level or I-Level Mergeco, threatened against I-Level or I-Level Mergeco before any court or Governmental Entity. Neither I-Level or its assets or properties is subject to any outstanding judgment, order, writ, injunction, or decree;

(m)     No Defaults: subject to obtaining any necessary Regulatory Approvals relating to I-Level, I-Level is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract (including the Material Contracts), agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect;

(n)     Tax Matters: in respect of Taxes:

(i)     I-Level and I-Level Mergeco have prepared and filed with all appropriate Governmental Entities all returns and other documents that it is required to file in respect of any Taxes, or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the Execution Date, and that all such returns and other documents are correct and complete in all material respects;

(ii)    I-Level and I-Level Mergeco have paid in full and when due all Taxes required to be paid by it on or prior to the Execution Date, and will have paid all such Taxes as of the Effective Date;

(iii)   I-Level has withheld from each payment made to any of its present or former employees, officers, directors, and any other third party, all amounts required by law and has remitted such withheld amounts within the prescribed time periods to the appropriate Governmental Entity. I-Level has remitted all Taxes and employee contributions payable by it in respect of its employees and has remitted such amounts to the appropriate Governmental Entity within the time required under the applicable legislation. I-Level has charged, collected and remitted within prescribed time periods all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever made by them;

(iv)    there are no reassessments of the Taxes of I-Level or I-Level Mergeco that have been issued and are outstanding. No Governmental Entity has challenged, disputed, or questioned I-Level in respect of Taxes or of any returns, filings or other reports filed under any taxing statute. I-Level is not negotiating any draft assessment or reassessment with any Governmental Entity. I-Level is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment including, without limitation, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice. I-Level has not received any indication from a Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes regardless of its merits. I-Level has not executed or filed with any Governmental Entity any waiver or agreement extending the time period for assessment, reassessment or collection of any Taxes;

(v)     no claim has been made by any Governmental Entity in a jurisdiction where I-Level does not file Tax returns that I-Level is or may be subject to taxation in that jurisdiction;

(vi)    I-Level is not a party to or bound by any Tax-sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity). I-Level has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. I-Level does not have any liability for the Taxes of any other person or entity under Treasury Regulations Section 1.1502-6 (or similar provision of the law of any jurisdiction) as a transferee or successor, by contract or otherwise;

(vii)   no liens for Taxes exist with respect to any of the Assets of I-Level;

(viii)  I-Level is not and never has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code;

(ix)    the non-capital losses of I-Level were incurred by I-Level only in carrying on the Business;

(x)     I-Level has paid all Taxes imposed on the acquisition of its tangible personal property, and none of its tangible personal property has been transferred at any time on a tax-exempt basis; and

(xii)   except as set forth in the I-Level SEC Filings, I-Level has not, prior to the Execution Date:

(A)     discontinued carrying on any business in respect of which non-capital losses were incurred;

(B)     acquired or had the use of any property from a person with whom it was not dealing at arm's length;

(C)     disposed of anything to a person with whom it was not dealing at arm's length for proceeds less than or greater than the fair market value thereof; or

(D)     paid any dividends or made any distributions to its shareholders with respect to any of its shares or other ownership interests herein; nor does it have any plans to do any of the foregoing in the future.

Survival

4.3                  For greater certainty, the representations and warranties of I-Level, I-Level Mergeco and Telupay contained herein shall survive the execution and delivery of this Agreement and, notwithstanding the completion of the Merger, continue in full force and effect for the benefit of Telupay, I-Level and I-Level Mergeco, respectively, for a period of two years from Closing. Any investigation by a Party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of the other Party to this Agreement.

PART 5
COVENANTS

Covenants of Telupay

5.1                  During the Pre-Effective Date Period Telupay will, subject to the fact that a transaction involving its Business is contemplated hereby, continue to carry on the Business of Telupay in a manner consistent with prior practice, working to preserve the attendant goodwill and good standing of such entities and their Assets and to contribute to retention of that goodwill to and after the Execution Date. The following provisions of this Part 5 are intended to be in furtherance of this general commitment.

5.2                  Commencing immediately, and for the duration of this Agreement, Telupay covenants that it will not, nor will it permit its directors, officers, employees, agents, affiliates, associates or any of its employees, officers or directors to solicit, discuss, encourage, procure, negotiate or accept any offers to finance or purchase Telupay, or any component thereof to form any type of business combination and including, without limiting the generality of the foregoing, a merger, amalgamation, share exchange, takeover, joint venture or pooling of interests. Notwithstanding the foregoing or anything to the contrary in this Agreement, if prior to the approval of this Agreement by the stockholders of Telupay the Board of Directors of Telupay determines, in good faith, after consultation with outside counsel, that it is necessary to do so in order to avoid breaching its fiduciary duties to the stockholders of Telupay under applicable Jersey, Channel Islands law, Telupay may, in response to an unsolicited Takeover Proposal of the sort referred to in Section 5.2(b) that the Board of Directors of Telupay determines, in good faith, does or is reasonably likely to involve consideration to the stockholders of Telupay that is superior to the consideration provided for in the Merger, (i) furnish information with respect to Telupay pursuant to a customary confidentiality agreement to any Person making such proposal and (ii) participate in negotiations regarding such proposal.

(a)     Neither the Board of Directors of Telupay nor any committee thereof shall: (i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger; (ii) approve or recommend, or propose to approve or recommend, any transaction described in the first sentence of Section 5.2; or (iii) cancel or fail to call or hold the Telupay Meeting or remove this Agreement and the Merger from consideration at such meeting prior to completion of the vote of the stockholders of Telupay on this Agreement and the Merger; except in each such case (A) in connection with an unsolicited Takeover Proposal that the Board of Directors of Telupay determines in good faith constitutes a Superior Proposal and (B) if the Board of Directors of Telupay determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to avoid breaching its fiduciary duties to the stockholders of Telupay under applicable Jersey, Channel Islands law.

(b)     As used in this Agreement: "Superior Proposal" means a bona fide unsolicited "Alternative Transaction" (as defined below) for Telupay that: (i) is not conditional on obtaining financing; and (ii) in respect of which the Board of Directors of Telupay have determined in good faith, after consultation with, and receiving advice (which may include a written opinion) from, as appropriate, its financial, legal and other advisors that such Alternative Transaction would, if consummated in accordance with its terms, reasonably likely result in a transaction more favourable to Telupay's shareholders from a financial point of view than the proposed transaction with I-Level. The term "Alternative Transaction" means any of the following transactions between Telupay or any of its affiliates and any person other than I-Level: (i) the acquisition or purchase of any capital stock or other voting security, any security convertible into or exercisable or exchangeable for any capital stock or other voting security of Telupay or any subsidiary of Telupay or all or a substantial portion of the assets of Telupay or any subsidiary of Telupay; (ii) a merger, recapitalization, reorganization, joint venture or other business combination involving Telupay or any subsidiary of Telupay; or (iii) any other extraordinary business transaction involving or otherwise relating to Telupay or any subsidiary of Telupay.

(c)     Should the Merger fail to complete due to any breach by Telupay of Section 5.2 or as a result of Telupay's acceptance (in any manner) of a Superior Proposal, Telupay shall pay to I-Level a break fee of U.S.$250,000 within two business days of any such event (the "Break-fee"). In this regard the Parties acknowledge and agree that, in consideration of the substantive time, effort and expense being expended by I-Level to both complete the within Merger and reorganize and secure the Business interests of Telupay consequent thereon, the Break-fee is fair and reasonable from a financial point of view and that the Board of Directors of Telupay has received appropriate financial and legal advice advising them of the same.

5.3                  Telupay covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Part 7, except (i) with the consent of I-Level and I-Level Mergeco to any deviation therefrom, which consent may be withheld by I-Level and I-Level Mergeco in their sole discretion; or (ii) with respect to any matter contemplated by this Agreement or the Merger, Telupay will:

(a)     carry on its Business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such Business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and Business shall be maintained;

(b)     except as set out in this Agreement, not commence to undertake a substantial expansion of its Business or an expansion that is out of the ordinary and regular course of Business consistent with prior practice in light of current market and economic conditions;

(c)     not split, combine or reclassify any of the outstanding shares of Telupay nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of Telupay;

(d)     not amend the articles of association or by-laws of Telupay;

(e)     not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(f)     not reorganize, amalgamate or merge Telupay with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to its business or financial condition;

(g)     not sell, pledge, encumber, lease or otherwise dispose of any material Assets;

(h)     not guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities nor shall Telupay increase the level of any current indebtedness owed by it;

(i)     use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Telupay with respect to the transactions contemplated hereby and by the Merger;

(j)     not:

(i)     other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or materially modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers or directors of it; or

(ii)    other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any material employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable;

(k)     not, except in the usual, ordinary and regular course of Business and consistent with past practice:

(i)     satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved in Section 5.3(k)(i) of the Telupay Disclosure Schedule, which are, individually or in the aggregate, material;

(ii)    grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or

(iii)   enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(l)     not settle or compromise any claim brought by any present, former or purported Telupay Shareholder in connection with the transactions contemplated by this Agreement or the Merger prior to the Effective Date;

(m)     except in the usual, ordinary and regular course of Business and consistent with past practice or as required by applicable Laws, not enter into or modify in any material respect any contract, agreement, commitment or arrangement, including Material Contracts, which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts which would have a Material Adverse Effect on Telupay;

(n)     incur or commit to capital expenditures prior to the Effective Date only in the ordinary course consistent with past practice and not, in any event, exceeding U.S.$25,000.00, individually or in the aggregate (other than its agreements with its legal counsel and, if applicable, its fairness opinion consultants);

(o)     not make any changes to existing accounting practices relating to Telupay except as required by Law or required by generally accepted accounting principles or make any material tax election inconsistent with past practice;

(p)     promptly advise I-Level and I-Level Mergeco orally and, if then requested, in writing:

(i)     of any event occurring subsequent to the Execution Date of this Agreement that would render any representation or warranty of Telupay contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(ii)    of any Material Adverse Change in respect of Telupay; and

(iii)   of any material breach by Telupay of any covenant or agreement contained in this Agreement; and

(q)     Telupay shall perform all obligations required or desirable to be performed by Telupay under this Agreement, co-operate with I-Level in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Telupay shall:

(i)     use commercially reasonable efforts to obtain the approval of Telupay Shareholders to the Merger, subject, however, to the exercise by the Board of Directors of Telupay of its fiduciary duties as provided herein;

(ii)    cooperate with I-Level and I-Level Mergeco (if appropriate) in order to facilitate the due diligence investigations conducted by I-Level and I-Level Mergeco with respect to the Merger and the transactions contemplated herein;

(iii)   apply for and use commercially reasonable efforts to obtain any necessary Regulatory Approvals relating to Telupay and, in doing so, to keep I-Level and I-Level Mergeco reasonably informed as to the status of the proceedings related to obtaining any necessary Regulatory Approvals and including, without limitation, providing I-Level and I-Level Mergeco with copies of all related applications and notifications, in draft form, in order for I-Level and I-Level Mergeco to provide their reasonable comments;

(iv)    defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(v)     use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Telupay which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(vi)    effect all necessary registrations, filings and submissions of information required by Governmental Entities from Telupay;

(vii)   use commercially reasonable efforts to ensure that all required Lock-Up Agreements are executed with such Telupay Shareholders who hold not less than 66 2/3% of all Telupay Shares on an non-fully diluted basis as soon as reasonably practicable after the Execution Date; and

(ix)    use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Telupay from other parties to loan agreements, leases or other contracts including Material Contracts.

Covenants of I-Level and I-Level Mergeco

5.4                  I-Level and (where appropriate) I-Level Mergeco hereby separately covenant and agree:

(a)     to perform all obligations required or desirable to be performed by them under this Agreement, to co-operate with Telupay in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(i)     cooperate with Telupay in order to facilitate the due diligence investigations conducted by Telupay with respect to the Merger and the transactions contemplated herein;

(ii)    defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(iii)   apply for and use commercially reasonable efforts to obtain all necessary Regulatory Approvals relating to I-Level and I-Level Mergeco and, in doing so, to keep Telupay reasonably informed as to the status of the material proceedings related to obtaining any necessary Regulatory Approvals and including, without limitation, providing Telupay with copies of all related applications and notifications, in draft form, in order for Telupay to provide its reasonable comments;

(iv)    effect all necessary registrations, filings and submissions of information required by Governmental Entities from I-Level and I-Level Mergeco; and

(v)     cause I-Level to reserve a sufficient number of I-Level Shares for issuance in connection with the Merger upon the completion of the Merger;

(b)     use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on I-Level and I-Level Mergeco with respect to the transactions contemplated hereby and by the Merger;

(c)     until the Effective Date or the earlier termination of this Agreement in accordance with Part 7, except (i) with the consent of Telupay to any deviation therefrom, which shall not be unreasonably withheld, or (ii) with respect to any matter otherwise provided for by this Agreement or the Merger, I-Level will:

(i)     carry on its Business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such Business, use all reasonable efforts to preserve intact its present Business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and Business shall be maintained;

(ii)    except as set out in this Agreement, not commence to undertake a substantial expansion of its Business or an expansion that is out of the ordinary and regular course of Business consistent with prior practice in light of current market and economic conditions;

(iii)   not split, combine or reclassify any of its outstanding shares nor declare, set aside or pay any dividends on or make any other distributions on or in respect of its outstanding shares;

(iv)    not amend its articles of incorporation or bylaws, as applicable;

(v)     not reorganize, amalgamate or merge I-Level or and I-Level Mergeco with any other Person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise any business of any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to its business or financial condition on a consolidated basis;

(vi)    not sell, pledge, encumber, lease or otherwise dispose of any material Assets;

(vii)   not:

(A)     other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or materially modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers or directors of it; or

(B)     other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any material employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable;

(viii)  not, except in the usual, ordinary and regular course of Business and consistent with past practice:

(A)     satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved in the I-Level Financial Statements, which are, individually or in the aggregate, material; or

(B)     grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material;

(ix)    not settle or compromise any claim brought by any present, former or purported I-Level Shareholder in connection with the transactions contemplated by this Agreement or the Merger prior to the Effective Date;

(x)     except in the usual, ordinary and regular course of Business and consistent with past practice or as required by applicable Laws, not enter into or modify in any material respect any contract, agreement, commitment or arrangement, including Material Contracts, which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts which would have a Material Adverse Effect on I-Level;

(xi)    promptly advise Telupay orally and, if then requested, in writing:

(A)     of any event occurring subsequent to the Execution Date that would render any representation or warranty of I-Level contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(B)     of any Material Adverse Change in respect of I-Level or I-Level Mergeco; and

(C)     of any material breach by I-Level or I-Level Mergeco of any covenant or agreement contained in this Agreement; and

(xii)   use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on I-Level or I-Level Mergeco with respect to the transactions contemplated hereby and by the Merger,

(d)     that, on the Execution Date, I-Level and I-Level Mergeco will have the requisite corporate power and authority to perform their respective obligations hereunder; and

(e)     subject to the conditions set out herein and the Plan of Merger, to issue on the Effective Date such I-Level Shares, I-Level Exchange Options and I-Level Exchange Warrants as are necessary to effect the Merger.

Mutual Covenants

5.5

(a)     Subject to applicable Laws, upon reasonable notice, each of the Parties shall afford the other Party's officers, employees, counsel, accountants and other authorized representatives and advisors (collectively, the "Representatives") access, during normal business hours from the Execution Date and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, each of the Parties shall furnish promptly to the other Parties all information concerning that Party's business, properties and personnel as the other may reasonably request. Nothing in the foregoing shall require a Party to disclose information subject to a written confidentiality agreement with third parties or customer-specific or competitively sensitive information relating to areas or projects where a Party is in direct competition with the other.

(b)     Each of the Parties acknowledge that certain information provided to the other Parties under Section 5.5(a) above will be non-public and/or proprietary in nature (the "Information"). Except as permitted below, each of the Parties will keep Information confidential and will not, without the prior written consent of the other, disclose it, in any manner whatsoever, in whole or in part, to any other Person, and will not use it for any purpose other than to evaluate the transactions contemplated by this Agreement. Each of the Parties will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the Representatives of each of the Parties who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement and whose assistance is required for such purposes, provided that it has first informed such Representatives to whom Information is provided that the Representative has the same obligations, including as to confidentiality, restricted use and otherwise, that it has with respect to such Information. This provision shall not apply to such portions of the Information that:

(i)     are or become generally available to the public otherwise than as a result of disclosure by a party or its Representatives;

(ii)    become available to a Party on a non-confidential basis from a source other than, directly or indirectly, the other Party or its Representatives, provided that such source is not to the knowledge of the first party, upon reasonable inquiry, prohibited from transmitting the Information by a contractual, legal or fiduciary obligation;

(iii)   were known to a Party or were in its possession prior to being disclosed to it by the other Party or by someone on its behalf; or

(iv)    are required by applicable Laws or court order to be disclosed.

(c)     The Parties acknowledge that certain Information may be competitively sensitive and that disclosure thereof shall be limited to that which is reasonably necessary for the purpose of preparing submissions or applications in order to obtain any necessary regulatory approvals.

(d)     The provisions of this Section 5.5 shall survive the termination of this Agreement.

Closing Matters

5.6                  In addition to the requirements of Part 8, the Parties shall deliver, at the Closing, such customary certificates, opinions and other closing documents as may be required by the other Parties hereto, acting reasonably, to give effect to this Agreement and the transactions contemplated hereunder.

PART 6
CONDITIONS

Mutual Conditions Precedent

6.1                  The respective obligations of the Parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, or earlier date where specified, of the following conditions precedent, each of which may only be waived in full or in part by the mutual consent of the Parties (and only to the extent such waiver is permitted by applicable Law):

(a)     the Board of Directors of I-Level will have determined that the Merger is fair to the I-Level Shareholders (being the ultimate owners of I-Level Mergeco) and is in the best interests of I-Level;

(b)     the Board of Directors of I-Level Mergeco will have determined that the Merger is fair to I-Level (being the sole shareholder of I-Level Mergeco) and is in the best interests of I-Level Mergeco;

(c)     The Board of Directors of Telupay will have:

(i)     determined that the Merger is fair to the Telupay Shareholders and is in the best interests of Telupay;

(ii)    to the extent required by law or if determined by I-Level and Telupay to be appropriate in the circumstances, received a fairness opinion prepared for Telupay to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the Execution Date, the Merger is fair from a financial point of view to holders of Telupay Shares; and

(iii)   determined to recommend that the Telupay Shareholders vote in favor of the Merger;

(d)     the Merger shall have been approved at the Telupay Meeting by more than 66 2/3% of the votes cast by the Telupay Shareholders represented in person or by proxy at the Telupay Meeting;

(e)     there shall not be pending or threatened any application to the courts of Jersey, Channel Islands by any Telupay Shareholder or shareholder of I-Level Mergeco for an order under article 143 of the Jersey Law on the grounds that the Merger would unfairly prejudice the interests of such shareholder;

(f)     each of the Parties shall have completed their due diligence inspection conducted in conjunction with the Merger and the transactions contemplated herein to the satisfaction of the Parties respectively;

(g)     there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding, of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with any Regulatory Approvals which have been obtained;

(h)     all consents, waivers, permits, orders and approvals of any Governmental Entity and the expiry of any waiting periods, in connection with, or required to permit the consummation of the Merger, the failure of which to obtain or the non-expiry of which would constitute a criminal offence, or would have a Material Adverse Effect on the Parties, as the case may be, shall have been obtained or received on terms that will not have a Material Adverse Effect on the Parties;

(i)     there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success;

(i)     seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from the any of the Parties any damages that are material in relation to Telupay taken as a whole;

(ii)    seeking to prohibit or materially limit the ownership or operation by I-Level of any material portion of the Business or Assets of Telupay or to compel I-Level to dispose of or hold separate any material portion of the Business or Assets of Telupay, as a result of the Merger;

(iii)   seeking to prohibit I-Level from effectively controlling in any material respect the Business or operations of Telupay; or

(iv)    there is in effect any other circumstance which is reasonably likely to have a Material Adverse Effect on I-Level or Telupay or the Surviving Corporation;

(j)     all necessary Regulatory Approvals shall have been obtained;

(k)     no Party shall have given notice to another Party within 30 days of the Execution Date terminating this Agreement based on the results of the due diligence investigation conducted by the Party giving notice. It is the Parties' intention that each Party shall have a due diligence investigation period, expiring 30 days from the Execution Date, in order to conduct such due diligence investigations as the Parties deem necessary to determine the feasibility, economic or otherwise, of the transactions contemplated in this Agreement. Any Party may terminate this Agreement at any time within such 30 day period by delivery to the other of written notice of termination of this Agreement. Upon such termination, this Agreement shall be of no further force and effect. Any Party may waive the due diligence period in writing at its option; and

(l)     written notice of the Merger being given to each creditor of Telupay and I-Level Mergeco including notice being published in the Jersey Evening Post. The Parties hereby acknowledge that, pursuant to article 127FE of the Jersey Law, a creditor of Telupay and I-Level Mergeco may, within 28 days of the published notice, give notice of his objection to the Merger and may, within 28 days of that objection, apply to the courts of Jersey, Channel Islands to restrain or modify the Merger on the grounds that it would unfairly prejudice his interests.

Additional Conditions Precedent to the Obligations of I-Level and I-Level Mergeco

6.2                  The obligations of I-Level and I-Level Mergeco to complete the transactions contemplated by this Agreement shall be subject to the fulfilment of each of the following conditions precedent (each of which is for I-Level's and I-Level Mergeco's exclusive benefit and may only be waived on behalf of I-Level in full or in part by I-Level):

(a)     all covenants of Telupay under this Agreement to be performed on or before the Effective Date shall have been duly performed by Telupay in all material respects;

(b)     the number of holders of Telupay Shares exercising their Telupay Dissent Rights shall not exceed 15% of the total issued and outstanding Telupay Shares;

(c)     the representations and warranties of Telupay under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and I-Level and I-Level-Mergeco shall have received an officer's certificate of Telupay addressed to I-Level I-Level-Mergeco and dated the Effective Date, signed on behalf of Telupay by one senior executive officer of Telupay, confirming the same as at the Effective Date;

(d)     between the Execution Date and the Effective Date there shall not have occurred a Material Adverse Change to Telupay;

(e)     all necessary corporate action shall have been taken by Telupay to permit the consummation of the Merger; and

(f)     all deliveries under Part 8 shall have been made as required of Telupay.

6.3                  I-Level or I-Level-Mergeco may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by I-Level or I-Level-Mergeco with their respective obligations under this Agreement if the condition precedent would have been satisfied but for a material default by I-Level or I-Level-Mergeco in complying with its obligations hereunder.

Additional Conditions Precedent to the Obligations of Telupay

6.4                  The obligations of Telupay to complete the transactions contemplated by this Agreement shall be subject to the following conditions precedent (each of which is for the exclusive benefit of Telupay and may be waived in full or in part by Telupay):

(a)     all covenants of I-Level or I-Level-Mergeco (as applicable) under this Agreement to be performed on or before the Effective Date shall have been duly performed by I-Level or I-Level-Mergeco in all material respects;

(b)     all representations and warranties of I-Level or I-Level-Mergeco under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and Telupay shall have received a certificate of both I-Level and I-Level-Mergeco addressed to Telupay and dated the Effective Date, signed on behalf of I-Level and I-Level-Mergeco by one senior executive officer of each, confirming the same as at the Effective Date;

(c)     there shall not have occurred a Material Adverse Change to I-Level or I-Level-Mergeco in the Pre-Effective Date Period;

(d)     all other necessary corporate action shall have been taken by I-Level and I-Level-Mergeco to permit the consummation of the Merger and the issue of I-Level Shares, I-Level Exchange Options and I-Level Exchange Warrants pursuant to the Merger;

(e)     the Board of Directors of I-Level and I-Level-Mergeco shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by I-Level and I-Level-Mergeco to permit the consummation of the Merger; and

(f)     all deliveries under Part 8 have been made as required of I-Level or I-Level-Mergeco.

6.5                  Telupay may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Telupay with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Telupay in complying with its obligations hereunder.

Notice and Cure Provisions

6.6                  The Parties will give prompt notice to the other of the occurrence, or failure to occur, at any time from the Execution Date until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)     cause any of the representations or warranties of the other Party contained herein to be untrue or inaccurate in any material respect on the Execution Date or on the Effective Date; or

(b)     result in the failure in any material respect to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

6.7                  No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Section 6.1, Section 6.2 and Section 6.4 on their respective parts to be fulfilled, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Articles of Merger, the Party asserting a breach of the said conditions precedents has delivered a written notice to the Party in default specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the relevant Party is asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the Party in default is proceeding diligently to cure such matter, if such matter is capable of being cured, the Party asserting such breach may not terminate this Agreement as a result thereof until the expiration of a period of 30 days from such notice. If such notice has been delivered to Telupay prior to the date of the Telupay Meeting, the Telupay Meeting shall be adjourned until the expiry of such period. If such notice has been delivered prior to the filing of the Articles of Merger, such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated.

Satisfaction of Conditions

6.8                  The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.4 shall be conclusively deemed to have been satisfied, waived or released when, with the consent of I-Level and Telupay, the Articles of Merger are filed with the Secretary of State of the State of Nevada.

PART 7
AMENDMENT AND TERMINATION

Amendment

7.1                  This Agreement may, at any time and from time to time before or after the holding of the Telupay Meeting, but not later than the Effective Date, be amended by mutual written agreement of the Parties hereto, and any such amendment may, without limitation:

(a)     change the time for performance of any of the obligations or acts of the Parties;

(b)     waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c)     waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)     waive compliance with or modify any conditions precedent herein contained;

provided, however, that any such change, waiver or modification does not invalidate the approval of the Telupay Shareholders of the Merger.

Mutual Understanding Regarding Amendments

7.2                  The Parties agree that if another Party proposes any amendment or amendments to this Agreement or to the Merger, the other Parties will act reasonably in considering such amendment, and if the others (and in the case of Telupay, its shareholders) are not prejudiced by reason of any such amendment, the other will co-operate in a reasonable fashion so that such amendment can be effected subject to applicable Laws and the rights of the Telupay Shareholders and the I-Level Shareholders, as applicable.

Termination

7.3

(a)     If any condition contained in Section 6.1 or Section 6.2 is not satisfied at or before the Termination Date to the satisfaction of I-Level or I-Level Mergeco, then I-Level or I-Level Mergeco may independently of each other by notice to Telupay terminate this Agreement and the obligations of the Parties hereunder, except as otherwise herein provided, without detracting from the rights of I-Level or I-Level Mergeco arising from any breach by Telupay of a covenant or representation made by it herein, which condition would have been satisfied, but for such a breach.

(b)     If any condition contained in Section 6.1 and Section 6.4 is not satisfied at or before the Termination Date to the satisfaction of Telupay, then Telupay may by notice to I-Level and I-Level Mergeco terminate this Agreement and the obligations of the Parties hereunder, except as otherwise herein provided, without detracting from the rights of Telupay arising from any breach by I-Level or I-Level Mergeco of a covenant or representation made by it herein, which condition would have been satisfied, but for such a breach.

(c)     The Board of Directors of Telupay may by notice to I-Level and I-Level Mergeco terminate this Agreement if the Board of Directors of Telupay has (i) withdrawn, or modified or changed in a manner adverse to either I-Level or I-Level Mergeco its approval or recommendation of this Agreement or the Merger in order to approve and permit Telupay to execute a definitive agreement relating to a Superior Proposal, and (ii) determined in good faith, after consultation with outside legal counsel to Telupay, that the failure to take such action as set forth in the preceding clause (i) would result in a breach of the Board of Directors' fiduciary duties under applicable Jersey, Channel Islands law, notwithstanding all terms and conditions which may be offered by I-Level and I-Level Mergeco in negotiations entered into pursuant to the following proviso to this clause (ii); provided, however, that the Board of Directors shall not take any such action in connection with a Superior Proposal until Telupay shall have given I-Level and I-Level Mergeco such reasonable notice of all material terms and conditions of the Superior Proposal as may be possible taking into account the terms of the Superior Proposal, and Telupay shall have, and shall have caused its respective financial and legal advisors to, negotiate in good faith with I-Level and I-Level Mergeco to make such adjustments in the terms and conditions of this Agreement as would enable Telupay to proceed with the transactions contemplated herein on such adjusted terms.

(d)     This Agreement may:

(i)     be terminated by the mutual agreement of I-Level, I-Level Mergeco and Telupay (without further action on the part of the Telupay Shareholders) any time prior to the filing of the Articles of Merger;

(ii)    be terminated by I-Level, I-Level Mergeco or Telupay if there shall be passed any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any injunction, order or decree enjoining I-Level, I-Level Mergeco or Telupay from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree shall become final and non-appealable;

(iii)   be terminated by I-Level or I-Level Mergeco if:

(A)     the Board of Directors of Telupay shall have failed to recommend or withdrawn or modified or changed in a manner adverse to I-Level or I-Level Mergeco its approval or recommendation of this Agreement or the Merger, or

(B)     this Merger is not, prior to 21 days prior to the Termination Date, submitted for the approval of the Telupay Shareholders' at the Telupay Meeting; and

(iv)    be terminated by Telupay if the Board of Directors of either I-Level or I-Level Mergeco shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Telupay its approval or recommendation of this Agreement or the Merger.

(e)     If the Effective Date does not occur on or prior to the Termination Date, then this Agreement shall automatically terminate unless extended by mutual agreement.

(f)     If this Agreement is terminated in accordance with any of the foregoing provisions of this Section 7.3, no Party shall have any further liability to perform its obligations hereunder except as otherwise contemplated hereby, and provided that neither the termination of this Agreement nor anything contained in this Section 7.3 shall relieve either Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

Remedies

7.4                  The Parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the Parties hereto agree that, in the event of any breach or threatened breach of this Agreement by any Party, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each Party.

PART 8
CLOSING

Closing

8.1                  Closing shall take place at the offices of I-Level's Lawyers at 10:00 a.m. on a date to be mutually agreed upon by the Parties hereto, which shall not be later than October 31, 2013 unless mutually agreed to by the Parties hereto in writing (the "Effective Date").

Deliveries

8.2                  Prior to the Effective Date the Parties shall deliver the following documents to I-Level's Lawyers which shall be held in escrow until the Parties are satisfied that all documents required to be delivered hereunder have been delivered accordingly:

(a)     Telupay shall deliver or cause to be delivered for the release, subject to Section 8.3, to I-Level and I-Level Mergeco:

(i)     executed copies of all Ancillary Agreements, if any;

(ii)    a duly executed certificate by a senior executive officer of Telupay dated as at the Effective Date to the effect that the representations and warranties of Telupay contained in this Agreement are true and correct in all material respects and that the covenants and agreements of Telupay to be performed on or before the Effective Date pursuant to the terms of this Agreement have been duly performed in all material respects;

(iii)   a certified copy of the Telupay Merger Resolutions duly passed, with a certification that such resolutions have not been rescinded and continue in effect, approving this Agreement, such resolutions and the Merger and all matters thereunder;

(iv)    a certified copy of the Telupay Shareholder Merger Resolutions;

(v)     any necessary waivers, consents and approvals from other parties with respect to Material Contracts should I-Level determine that any are needed notwithstanding Telupay's representations to the contrary herein;

(vi)    duly executed Articles of Merger; and

(vii)   the favorable legal opinion of Telupay's Lawyers, in form reasonably satisfactory to I-Level's Lawyers, including:

(A)     the due authorization, execution and delivery by Telupay of this Agreement and the agreements required to be executed by Telupay pursuant thereto and that each of such agreements is a legal, valid and binding obligation of Telupay in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors generally, the effect of equitable principles and that the availability of equitable remedies is subject to the discretion of the court before which any proceedings therefor may be brought;

(B)     as to the due incorporation, organization, and good standing with respect to the filing of annual returns of Telupay; and

(C)     as to the corporate power and capacity of Telupay to own the Assets owned by it and to conduct the Business conducted by it;

(b)     I-Level and/or I-Level Mergeco (as applicable) shall deliver or cause to be delivered for the release, subject to Section 8.3, to Telupay:

(i)     a certified copy of the I-Level Merger Resolutions;

(ii)    a treasury direction addressed to the Transfer Agent directing the issuance to the former Telupay Shareholders the number of I-Level Shares determined in accordance with the terms of this Agreement; provided, however, that each certificate representing any Telupay Shares, until surrendered to the Transfer Agent in exchange for a certificate representing the appropriate number of I-Level Shares, shall be deemed after the Effective Time to represent the holder's right and entitlement to be recognized as the holder of record of the number of I-Level Shares determined by the Exchange Ratio in accordance with this Agreement;

(iii)   a duly executed certificate of one senior executive officer of I-Level dated as at the Effective Date to the effect that the representations and warranties of I-Level contained in this Agreement are true and correct in all material respects and that the covenants and agreements of I-Level to be performed on or before the Effective Date pursuant to the terms of this Agreement have been duly performed in all material respects;

(iv)    certified copies of resolutions of the directors of I-Level and I-Level Mergeco duly passed, with a certification that such resolution has not been rescinded and continues in effect, authorizing the execution, delivery and implementation of this Agreement and of all transactions contemplated hereby and of all documents to be delivered by I-Level and I-Level Mergeco pursuant hereto;

(v)     duly executed Articles of Merger.

(vi)    a favorable legal opinion of I-Level's Lawyers, in form reasonably satisfactory to Telupay's Lawyer, including:

(A)     I-Level and I-Level Mergeco has the corporate power and capacity to execute and deliver this Agreement and complete the transactions contemplated hereby, that all corporate proceedings have been taken to complete the Merger under this Agreement, and that this Agreement and each of the other agreements required hereunder has been duly and validly authorized, executed and delivered by I-Level and I-Level Mergeco and each such agreement is a legal, valid and binding obligation of I-Level and I-Level Mergeco (as applicable) in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors generally, the effect of equitable principles, and the availability of equitable remedies is subject to the discretion of the court before which any proceedings therefor may be brought,

(B)     the incorporation, organization and good standing in respect of the filing of annual returns of I-Level and I-Level Mergeco,

(C)     the due and valid issue of the I-Level Shares to Telupay security holders receiving such securities;

(vii)   written confirmation that I-Level has all necessary documentation in its possession in order to irrevocably complete the proposed Cancellation of the I-Level Founder's Shares as in accordance with Section 2.3 hereof; and

(viii)  written confirmation that I-Level has all necessary documentation in its possession in order to effect the proposed changes in the board of directors of I-Level and the resignation of the current officer and director as I-Level in accordance with Section 2.9 hereof.

8.3                  Upon the Parties being satisfied that all the required deliveries have been made according to Section 8.2, the documents delivered hereunder shall be released to I-Level's Lawyers, for the purpose of making the filings with Governmental Entities required for the Closing to complete the Merger, and thereafter the documents will be released to the respective Parties.

PART 9
GENERAL

Notices

9.1                  Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, or 15 calendar days in the case of an addressee with an address for service in a country other than a country in which the Party giving the notice, demand or other communication resides, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

Change of address

9.2                  Either Party may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Assignment

9.3                  No Party hereto may assign its rights or obligations under this Agreement or the Merger.

Binding Effect

9.4                  This Agreement and the Merger shall be binding upon and shall enure to the benefit of the Parties and their respective successors and no third party shall have any rights hereunder.

Waiver and Modification

9.5                  Any Party may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other Parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party granting such waiver or consent.

No Personal Liability

9.6

(a)     No director or officer of I-Level or I-Level Mergeco shall have any personal liability whatsoever to Telupay under this Agreement, or any other document delivered in connection with this Agreement on behalf of I-Level or I-Level Mergeco; and

(b)     No director or officer of Telupay shall have any personal liability whatsoever to I-Level under this Agreement, or any other document delivered in connection with this Agreement on behalf of Telupay.

Further Assurances

9.7                  Each Party shall, from time to time, and at all times hereafter, at the request of the another Party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Expenses

9.8

(a)     Each Party shall otherwise be responsible for its costs in connection with the Merger; provided, however, that in the event of a successful Merger, then I-Level shall be responsible for all costs of the Merger. Provided, however, that I-Level may allocate expenses between I-Level and Telupay after the Merger, as it determines appropriate in its sole discretion. In the event either Party terminates the Merger before it is concluded, each Party will be responsible for its own costs.

(b)     Telupay represents and warrants to I-Level that no broker, finder or investment banker, is or will be entitled to any brokerage, finder's or other fee or commission from Telupay in connection with the transactions contemplated hereby or by the Merger.

(c)     I-Level represents and warrants to Telupay that no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission from I-Level in connection with the transactions contemplated hereby or by the Merger.

Consultation

9.9                  I-Level and Telupay agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Merger, and to use their respective commercially reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each Party shall use commercially reasonable efforts to enable the other Party to review and comment on all such news releases prior to the release thereof. The Parties also agree to consult with each other in preparing and making any filings and communications in connection with any required regulatory approvals.

Governing Laws

9.10                This Agreement, other than with respect to Part 2, shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Each Party hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters, other than with respect to Part 2, arising under or in relation to this Agreement. Part 2 of this Agreement shall be governed by the laws of the State of Nevada and the Parties shall attorn to the jurisdiction of the courts of the State of Nevada in respect thereto, regardless of the laws that might otherwise govern under applicable conflicts of law thereof, and issues involving the corporate governance of any Party hereto shall be governed by the laws of Nevada.

Time of Essence

9.11                Time shall be of the essence in this Agreement.

Counterparts

9.12                This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                      IN WITNESS WHEREOF each of the Parties has set their respective hands and seals in the presence of their duly authorized signatories as of the Execution Date determined hereinabove.

The COMMON SEAL of I-Level Media Group Incorporated was hereunto affixed in the presence of: /s/ Francis Chiew Authorized Signatory	) ) ) ) ) ) ) )	(C/S)

The COMMON SEAL of Telupay PLC was hereunto affixed in the presence of: /s/ Adrian Ansell Authorized Signatory	) ) ) ) ) ) ) )	(C/S)

The COMMON SEAL of I-Level TELUPAY MERGER CORP was hereunto affixed in the presence of: /s/ Francis Chiew Authorized Signatory	) ) ) ) ) ) ) )	(C/S)

__________

Schedule A

                      This is Schedule A to that certain Amended and Restated Merger Agreement & Plan of Merger respecting I-Level Media Group Incorporated, Telupay PLC and I-Level Telupay Merge Corp.

Telupay Merger Resolutions

"WHEREAS:

(A)     Pursuant to the terms of an amended and restated merger agreement and plan of merger ("Merger Agreement") to be made among I-Level Media Group Incorporated ("I-Level"), the Company and I-Level Telupay Merge Corp. ("I-Level Mergeco"):

(i)     the Company intends to merge with I-Level Mergeco pursuant to Part 18B of the Companies (Jersey) Law 1991 (as amended) ("Law") and the laws of the Province of British Columbia, Canada, and/or the State of Nevada, USA, whereby the Company will survive and continue as a merged entity under the laws of the Island of Jersey; and

(ii)    immediately thereafter a share or stock swap will occur whereby the entire issued share capital of the Company will be surrendered to I-Level (of which I-Level Mergeco is a wholly owned subsidiary) which, in exchange, will issue to members of the Company common shares in I-Level in accordance with the terms of the Merger Agreement;

(together recitals (A)(i) and (B)(ii) refer to the "Merger").

(B)     There was presented to the directors of the Company a draft information circular (copy attached) ("Information Circular") to be provided to the members of the Company in respect of the Merger; in particular it contained copies of the following documentation:

(i)     the Merger Agreement;

(ii)    the requisite notice to call an extraordinary general meeting of the members of the Company to vote on the approval of the Merger;

(iii)   the proposed special resolutions of the members of the Company to approve the Merger;

(iv)    the proposed memorandum and articles of association of the Company as a newly merged entity; and

(v)     a statement of solvency of the board of directors of the Company.

(C)     There was also presented to the directors the following documentation for the purposes of the Merger:

(i)     a C23 form of the Jersey Companies Registry ("C23 form") for the purposes of filing any special resolutions passed by the members of the Company in general meeting;

(ii)    a C102 form of the Jersey Companies Registry ("C102 form") for the purposes of making an application to the Jersey Financial Services Commission to approve the Merger; and

(iii)   a pro-forma notice to be provided to creditors of the Company in respect of the Merger.

We, being all of the directors of the Company HEREBY PASS the below resolutions as RESOLUTIONS of the board of the Company pursuant to the Law:

1.     THAT in our opinion the Merger is in the best interests of the Company.

2.     THAT, having made full inquiry into the affairs of the Company, we reasonably believe that the Company is, and will remain until the Merger is completed, able to discharge its liabilities as they fall due.

3.     THAT we are satisfied on reasonable grounds that we can properly make the solvency statement in respect of the Company, a copy of which is attached, and that we shall all accordingly sign the said solvency statement.

4.     THAT, after due consideration of the Information Circular, we hereby approve of its terms and in accordance with article 14.3 of the Company's articles of association, we convene an extraordinary general meeting of the Company to approve by special resolution the Merger.

5.     THAT authorise any one director or the Company Secretary to circulate the Information Circular to every member of the Company.

6.     THAT, subject to the approval of the Merger by the members of the Company, we:

6.1   approve of the terms of the Merger Agreement and authorise any one director to execute the Merger Agreement on behalf of the Company;

6.2   authorise any one director or the Company Secretary to both:

6.2.1  send the form of notice attached to these resolutions to such creditors as may be required by article 127FC(1) of the Law; and

6.2.2  publish the contents of such notice in the Jersey Evening Post.

6.3   authorise any one director or the Company Secretary to sign the C23 form and file with the Jersey Companies Registry any special resolutions passed by the members of the Company at general meeting; and

6.4   authorise any one director or the Company Secretary to sign the C102 form and file the same, along with all other required information and documentation, with the Jersey Financial Services Commission.

7.     THAT, subject to the approval and completion of the Merger, any one or more directors (as appropriate) of the Company be authorised to:

7.1   sign all such documents, agreements, forms, certificates or otherwise and to undertake all such acts as may be necessary or desirable for the Merger pursuant to, but not limited to, the Merger Agreement, the Law and/or the laws of the laws of the Province of British Columbia, Canada, and/or the State of Nevada, USA.

7.2   undertake all and any measures required under the laws of the Island of Jersey and/or by the Jersey Financial Services Commission to give effect to, perform and/or to ratify any acts regarding the Merger, including, but not limited to, any modifications to the Company's share capital (authorised or issued) as may be deemed necessary or convenient and new memorandum and articles of association or any modifications to the Company's current memorandum and articles of association; and

7.3   undertake all and any measures that are required in the Province of British Columbia, Canada, and/or the State of Nevada, USA, to give effect to, perform and/or to ratify any acts regarding the Merger."

__________

Schedule B

                  This is Schedule B to that certain Amended and Restated Merger Agreement & Plan of Merger respecting I-Level Media Group Incorporated, Telupay PLC and I-Level Telupay Merge Corp.

Telupay Shareholder Merger Resolutions

1.     "THAT the Merger pursuant to Part 18B of the Companies (Jersey) Law 1991 (as amended) and the laws of the Province of British Columbia, Canada, and/or the State of Nevada, USA be approved;"

2.     "THAT the Merger Agreement be approved;"

3.     "THAT all and any measures that are required under the laws of the Island of Jersey and/or by the Jersey Financial Services Commission to give effect to, perform and/or to ratify any acts regarding the Merger, including, but not limited to, any modifications to the Company's share capital (authorised or issued) as may be deemed necessary or convenient and new memorandum and articles of association or any modifications to the Company's current memorandum and articles of association, be undertaken;"

4.     "THAT all and any measures that are required in the Province of British Columbia, Canada, and/or the State of Nevada, USA, to give effect to, perform and/or to ratify any acts regarding the Merger be undertaken;"

5.     "THAT the Proposed Constitutional Documents be approved and that they shall be effective as the memorandum and articles of the Company with effect from the date of completion of the Merger. For the avoidance of doubt the current memorandum and articles of association of the Company shall continue to be effective upon and bind the members of the Company until such date of completion of the Merger;"

6.     "THAT any one or more directors (as appropriate) of the Company be authorised to sign all such documents, agreements, forms, certificates or otherwise and to undertake all such acts as may be necessary or desirable for the Merger pursuant to, but not limited to, the Merger Agreement, the laws of the Island of Jersey and/or the laws of the laws of the Province of British Columbia, Canada, and/or the State of Nevada, USA."

Schedule C

                  This is Schedule C to that certain Amended and Restated Merger Agreement & Plan of Merger respecting I-Level Media Group Incorporated, Telupay PLC and I-Level Telupay Merge Corp.

I-Level Merger Resolutions

PART A - I-Level

"WHEREAS:

A.     Telupay PLC ("Telupay") has entered into an amended and restated merger agreement and plan of merger (the "Agreement and Plan of Merger") with I-Level Media Group Incorporated (the "Company" or "I-Level") and, a wholly owned subsidiary of I-Level, I-Level Telupay Merge Corp. ("I-Level Mergeco") whereby I-Level Mergeco will merge with and into Telupay, with Telupay as the surviving corporation (the "Merger");

B.     Pursuant to the Agreement and Plan of Merger, I-Level will acquire all of the issued and outstanding shares, stock options and common stock purchase warrants of Telupay in consideration for the issuance of shares of the common stock of I-Level, and of stock options and common stock purchase warrants of I-Level, on the terms and subject to the conditions of the Agreement and Plan of Merger; and

C.     The Board of Directors of the Company has determined that the Merger is fair to the Company's stockholders and is in the best interests of the Company.

RESOLVED THAT:

1.     The merger of I-Level Mergeco with and into Telupay on the terms and subject to the conditions of the Agreement and Plan of Merger is hereby approved and recommended to the stockholders of the Company;

2.     The execution of the Agreement and Plan of Merger by the Company is hereby ratified and approved; and

3.     Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to call a meeting of the stockholders of I-Level Mergeco in order to solicit the approval of the Agreement and Plan of Merger from the stockholders of I-Level Mergeco, and to further execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents, agreements, amendments to agreements, and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement, amendment to an agreement, or instrument or the doing of any such act or thing, including but not limited to amendments to the Agreement and Plan of Merger."

PART B - I-Level Mergeco

"WHEREAS:

A.     Telupay PLC ("Telupay") has entered into an amended and restated merger agreement and plan of merger (the "Agreement and Plan of Merger") with I-Level Media Group Incorporated ("I-Level") and, a wholly owned subsidiary of I-Level, I-Level Telupay Merge Corp. (the "Company" or "I-Level Mergeco") whereby the Company will merge with and into Telupay, with Telupay as the surviving corporation (the "Merger");

B.     Pursuant to the Agreement and Plan of Merger, I-Level will acquire all of the issued and outstanding shares, stock options and common stock purchase warrants of Telupay in consideration for the issuance of shares of the common stock of I-Level, and of stock options and common stock purchase warrants of I-Level, on the terms and subject to the conditions of the Agreement and Plan of Merger; and

C.     The Board of Directors of the Company has determined that the Merger is fair to the Company's stockholders and is in the best interests of the Company.

RESOLVED THAT:

1.     The merger of I-Level Mergeco with and into Telupay on the terms and subject to the conditions of the Agreement and Plan of Merger is hereby approved and recommended to the stockholders of the Company;

2.     The execution of the Agreement and Plan of Merger by the Company is hereby ratified and approved; and

3.     Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to call a meeting of the stockholders of I-Level Mergeco in order to solicit the approval of the Agreement and Plan of Merger from the stockholders of I-Level Mergeco, and to further execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents, agreements, amendments to agreements, and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement, amendment to an agreement, or instrument or the doing of any such act or thing, including but not limited to amendments to the Agreement and Plan of Merger."

Schedule D

                  This is Schedule D to that certain Amended and Restated Merger Agreement & Plan of Merger respecting I-Level Media Group Incorporated, Telupay PLC and I-Level Telupay Merge Corp.

Directors of Telupay upon the Effective Date

Schedule E

                  This is Schedule E to that certain Amended and Restated Merger Agreement & Plan of Merger respecting I-Level Media Group Incorporated, Telupay PLC and I-Level Telupay Merge Corp.

Legal Owners of and Shareholdings in Telupay upon the Effective Date

Schedule F

                  This is Schedule F to that certain Amended and Restated Merger Agreement & Plan of Merger respecting I-Level Media Group Incorporated, Telupay PLC and I-Level Telupay Merge Corp.

Proposed Constitutional Documents of Telupay

__________

__________

TELUPAY DISCLOSURE SCHEDULE

Pursuant to

AMENDED AND RESTATED

MERGER AGREEMENT & PLAN OF MERGER

From:

Telupay PLC

To:

I-LEVEL MEDIA GROUP INCORPORATED

I-Level Media Group Incorporated
902, B1, KangBao Huayuan, #8 Gongran Tiyuchang Donglu, Chaoyand District,
Beijing, PRC 100020

__________

Disclosure Schedule of Telupay PLC

            This disclosure schedule (the "Telupay Disclosure Schedule") has been prepared and delivered by Telupay PLC ("Telupay"), in accordance with the Amended and Restated Merger Agreement & Plan of Merger dated as of August 8, 2013 (the "Merger Agreement") among I-Level Media Group Incorporated ("I-Level"), Telupay and I-Level Telupay Merge Corp., a wholly-owned subsidiary of I-Level ("I-Level Mergeco").

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. The headings contained in the Telupay Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the Merger Agreement or information contained in the Telupay Disclosure Schedule. References to Sections, Subsections and Schedules in the headings of the Telupay Disclosure Schedule correspond to the Sections, Subsections and Schedules of the Merger Agreement and the disclosure contained herein modifies only the specific covenants, representations, warranties contained in the corresponding Sections, Subsections and Schedules of the Merger Agreement and not in any other covenant, representation or warranty. Unless otherwise specified, all references to money amounts are to lawful currency of the United States of America.

            The Telupay Disclosure Schedule is qualified in its entirety by reference to the Merger Agreement and is not intended to constitute, and shall not be construed as constituting, separate or additional representations or warranties of Telupay, except as and to the extent expressly provided in the Merger Agreement.

            Telupay does not take any responsibility for any opinion which may have been expressed by any third person or any forecast or projection in any such information or document unless any such opinion, forecast or projection is expressly warranted in the Merger Agreement.

            Items disclosed on one section of the Telupay Disclosure Schedule are deemed disclosed on other sections of the Telupay Disclosure Schedule, but only to the extent such item or its contents could be reasonably understood to apply to the information called for by such other section of the Merger Agreement or section of the Telupay Disclosure Schedule.

            Unless the context otherwise requires, any reference to "Telupay," "our company," "we," "us," or "our" refers to Telupay PLC, a Jersey, Channel Islands company, together with its subsidiaries.

Dated as of August 8, 2013.

__________

Section 4.1(b)(i) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            The following represents all outstanding Telupay Options and Telupay Warrants:

  There are no outstanding Telupay Options at this time.

  There are 5,963,334 Telupay Warrants outstanding at this time, exercisable for an aggregate of 5,963,334 shares of Telupay.

            In addition, Telupay has contractual obligations to issue further shares under outstanding contracts described in Section 4.1(g)(viii) hereof, as follows:

Name of Person entitled to shares	Number of shares issuable
Jose Luis Romero-Salas	1,000,000 (issuable monthly at 83,333 per month for 12 months from October 2012 through September 2013)
Rosarita Deferia Carrillo	1,080,000 (issuable monthly at 30,000 per month for 36 months from October 2012 through September 2015)

            In addition, Telupay has a contractual obligation to issue further shares under the Heads of Agreement between Telupay and Telupay UK Principals, described in Section 4.1(x)(i).1 hereof, as follows:

Name of Person entitled to shares	Number of shares issuable
Vincent Power, Peter Robinson and Roger Boak (the "Telupay UK Principals")	Up to 7,500,000 shares (2,500,000 shares per person), subject to satisfaction of the terms of the Heads of Agreement

__________

Section 4.1(b)(ii) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            The following represents all outstanding bonds, debentures or other evidences of indebtedness of Telupay including any which have the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Telupay Shares on any matter:

Outstanding Bonds, Debentures, or Other Evidences of Indebtedness

List of Outstanding Promissory Notes

Name	Date of Issue	Maturity Date	Conversion Price	Principal Amount
CAT Brokerage	August 24, 2010	Not specified	N/A	US$100,000 (interest of 6% per annum) Note: Creditor may convert principal and interest into stock at $0.30 per share
CAT Brokerage	December 13, 2010	Not specified	N/A	US$50,000 (interest of 6% per annum) Note: Creditor may convert principal and interest into stock at $0.30 per share
Eric Schjelderup	June 20, 2011	August 19, 2011	N/A	US$100,000 (interest of 10% for 60 days)
Eric Schjelderup	August 4, 2011	October 3, 2011	N/A	US$100,000 (interest of 10% for 60 days)
Eric Schjelderup	January 6, 2012	March 6, 2012	N/A	US$8,500 (interest of 10% for 60 days)
Jose Luis Romero-Salas	December 26, 2011	February 24, 2011	N/A	PHP 300,000 (Philippine pesos), equal to US$6,990 (interest of 10% for 60 days) (50,000 shares issuable under promissory note have been issued)
Adrian Ansell	February 6, 2012	April 6, 2012	N/A	PHP 465,000, equal to US$10,835 (interest of 10% for 60 days) (75,000 shares issuable under promissory note have been issued)

Name	Date of Issue	Maturity Date	Conversion Price	Principal Amount
Adrian Ansell	February 23, 2012	April 23, 2012	N/A	PHP 722,850, equal to US$16,842 (interest of 10% for 60 days) (120,000 shares issuable under promissory note have been issued)
Adrian Ansell	March 9, 2012	May 8, 2012	N/A	PHP 635,721, equal to US$14,812 (interest of 10% for 60 days) (105,954 shares issuable under promissory note have been issued)
Adrian Ansell	March 19, 2012	May 18, 2012	N/A	PHP 117,000, equal to US$2,726 (interest of 10% for 60 days) (19,500 shares issuable under promissory note have been issued)
Adrian Ansell	March 23, 2012	May 22, 2012	N/A	PHP 300,000, equal to US$6,990 (interest of 10% for 60 days) (50,000 shares issuable under promissory note have been issued)
Perseverando Hernandez	February 6, 2012	April 6, 2012	N/A	PHP 465,000, equal to US$10,835 (interest of 10% for 60 days) (75,000 shares issuable under promissory note have been issued)
Perseverando Hernandez	February 23, 2012	April 23, 2012	N/A	PHP 722,850, equal to US$16,842 (interest of 10% for 60 days) (120,000 shares issuable under promissory note have been issued)
Perseverando Hernandez	March 9, 2012	May 8, 2012	N/A	PHP 635,721, equal to US$14,812 (interest of 10% for 60 days) (105,954 shares issuable under promissory note have been issued)
Perseverando Hernandez	March 19, 2012	May 18, 2012	N/A	PHP 115,000, equal to US$2,680 (interest of 10% for 60 days) (19,167 shares issuable under promissory note have been issued)

__________

Section 4.1(c)(iii)(B) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            The following would give rise to any right of termination or acceleration of indebtedness of Telupay:

Right of Termination or Acceleration of Indebtedness

            Promissory Notes

            The Promissory Notes listed above in section 4.1(b)(ii) state that "in the event of non-payment when due of any payment due under this note, at the option of the holder of this note, all of the amounts then owing under this note shall immediately become due and payable, without need of demand. The failure to assert this right or any other rights granted hereunder shall not deemed a waiver thereof."

__________

Section 4.1(c)(iii)(C) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            The following would result in the imposition of any restriction, tax, penalty, Encumbrance, charge, or lien upon any of the Assets, or restrict, hinder, impair, or limit the ability of Telupay to carry on the Business of Telupay as and where it is now being carried on:

Encumbrance, Charge, Lien, Etc.

            There are no exceptions.

__________

Section 4.1(f)(v) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            The following may constitute a default by Telupay, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of Telupay which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument:

Event of Default

            Promissory Notes

            Each of the outstanding Promissory Notes listed above in section 4.1(b)(ii) state that "in the event of non-payment when due of any payment due under this note, at the option of the holder of this note, all of the amounts then owing under this note shall immediately become due and payable, without need of demand. The failure to assert this right or any other rights granted hereunder shall not deemed a waiver thereof."

            Software Escrow Agreement

            The Software Escrow Agreement (the "Software Escrow Agreement"), dated December 13, 2010, between Metropolitan Bank & Trust Company ("Metrobank"), Telupay (M.E) FZE ("Telupay FZE"), Telupay (Philippines) Inc. ("Telupay Philippines"), and Gimenez Mayuga Gatmaitan and Associates (the "Escrow Agent") was entered into in connection with the Service Provider Agreement (the "Service Provider Agreement"), dated December 13, 2010, between Metrobank, Telupay FZE, and Telupay Philippines for the provision of mobile banking services through the use of the proprietary Mobile Banking Solution software (the "Software") licensed by Telupay FZE to Telupay Philippines. Pursuant to the Software Escrow Agreement, Telupay FZE agreed to deposit in escrow with the Escrow Agent the source and object code for the Software, duly recorded in machine-readable optical media (collectively, the "Materials").

            The term of the Software Escrow Agreement shall continue in full force and effect so long as the Service Provider Agreement remains in full force and effect, unless the Software Escrow Agreement is terminated as contemplated therein.

            The occurrence of any of the following events shall entitle Metrobank to the release and delivery of the Materials held in escrow by the Escrow Agent:

    Telupay Philippines and its affiliate/s cease to carry on business;

    Telupay Philippines and its affiliate/s become bankrupt, insolvent or subject to of receivership; or

    Metrobank has duly exercised its right to acquire a license to the Software pursuant to s.17.1 of the Service Provider Agreement.

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Section 4.1(g)(i) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            Telupay is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer, except as set forth below:

Agreements for Severance or Termination Payments, or Employment Agreements with, Directors or Officers

            There are no exceptions.

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Section 4.1(g)(viii) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            Telupay has no consulting or employment agreements, whether written or otherwise, except as set forth below:

Consulting or Employment Agreements

1.         The Finder's Fee Agreement (the "Finder's Fee Agreement"), dated December 21, 2010, between the Company and a group of individual consisting of each of Antonio O. Olbes, Carlos A. Pedrosa and Marc L. Macaraeg (collectively, the "Finders"), pursuant to which the Company agreed to make a cash compensation to the Finders equivalent to 5% of the gross value of any and all investments (monies, credits, funding, properties, etc.) obtained, secured and/or procured from prospective investors, introduced by the Finders (the "Fee"). The Fee continues to be applicable to any and all investments within 12 months from December 21, 2010, and any and all subsequent investments from same Investor within 12 months after initial investment.

2.        The Consultancy Agreement (the "Forte Consultancy Agreement"), dated September 1, 2010, between the Company and Forte Finance Limited (the "Forte") whereby the Company engaged Forte to provide advice in relation to its strategy to obtain equity financing, and to assist the Company in becoming publicly listed on the AIM exchange in London or another recognized and agreed exchange. Pursuant to the Forte Consultancy Agreement, the Company agreed to pay Forte a fee of US$10,000 per month for each month of services provided, reimburse Forte for all reasonable costs, and subject to regulatory approval, Forte will be entitled to receive an 8% commission on new funds raised by share subscription offerings and for additional subscriptions if agreed. Forte is also entitled to a minimum finder's fee equal to 2.25% of the amount of any pre IPO or IPO financing. The Forte Consultancy Agreement is deemed to have commenced on September 1, 2010 and shall continue, subject to the terms of the Agreement, until the last provision of the services as set out in Schedule 1 of the Agreement have been completed. The Directors of the Company terminated the Forte Consultancy Agreement effective July 28, 2012 for lack of performance and failure to fulfill obligations on the part of Forte. This matter was settled pursuant to that certain Comprise Agreement, dated July 1, 2013, among Forte, Telupay Inc. and Telupay (the "Compromise Agreement").

3.         The Contractor Agreement (the "Salas Contractor Agreement"), dated April 1, 2010, between Telupay Solutions Limited ("Telupay Solutions"), Jose Luis Romero Salas ("Salas") and the Company whereby the Company engaged Salas for his services as a member of the board of directors of the Company (the "Board"), Global Business Development Officer of Telupay Philippines, and any subsequent position offered and accepted within the Company and subsidiaries of the Company (collectively, the "Telupay Group"). Pursuant to the Salas Contractor Agreement, prospective investors the Company has agreed to grant Salas 166,667 of the Company's ordinary shares. Salas has the right to receive 1/6th of the total shares (27,778) for a period of 6 months or 27,778 common shares each month of a period of 6 months. In the event that a majority (greater than 75%) of the Company's ordinary shares are sold to a third party, then the vesting rights in the shares above accelerate and are deemed to have been earned automatically, so that all such shares shall have vested the day before the acquisition or sale. The Salas Contractor Agreement commenced on April 1, 2010 and shall continue, subject to the terms therein, until the provision of services as set out in Schedule 1 therein has been completed.

4.         The Contractor Agreement (the "Salas Contractor Agreement II"), dated October 1, 2010, between Telupay Solutions, Salas and the Company whereby the Company engaged Salas for his services as a member of the Board, Global Business Development Officer of Telupay Philippines, and any subsequent position offered and accepted within the Telupay Group. Pursuant to the Salas Contractor Agreement II, the Company agreed to grant Salas 1,000,000 of the Company's ordinary shares. Salas has the right to receive 1/12th of the total shares (83,333) for a period of 36 months or 83,333 common shares each month of a period of 36 months. In the event that a majority (greater than 75%) of the Company's ordinary shares are sold to a third party, then the vesting rights in the shares above accelerate and are deemed to have been earned automatically, so that all such shares shall have vested the day before the acquisition or sale. The Salas Contractor Agreement II commenced on October 1, 2010 and shall continue, subject to the terms therein, until the provision of services as set out in Schedule 1 therein has been completed.

5.         The Consultancy Agreement, dated October 1, 2010, between Telupay Solutions, Rosarito Deferia Carrillo ("Carrillo") and the Company, 2010, as amended effective October 1, 2012 (collectively, the "Rosarito Consultancy Agreement"), whereby the Company engaged the Carrillo for her services as a Chief Operating Officer of Telupay Philippines, a member of the board of directors of Telupay Philippines, and any subsequent position offered and accepted within the Telupay Group. Pursuant to the Rosarito Consultancy Agreement, the Company agreed to grant Carrillo 1,080,000 of the Company's ordinary shares. The shares were to be received in installments, 1/36th of the total shares every month for 36 months, being 30,000 shares each month for a period of 36 months. In the event that a majority (greater than 75%) of the Company's ordinary share are sold to a third party, then the vesting rights in the shares above accelerate and are deemed to have been earned automatically so that all such shares shall have vested the day before the acquisition or sale. Rosarito Consultancy Agreement commenced on October 1, 2010 (and was amended effective October 1, 2012) and shall continue, subject to the terms of the Agreement, until the provision of services as set out in schedule 1 of the Agreement, have been completed.

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Section 4.1(i) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            The following is an accurate and complete description of all of Telupay's Intellectual Property:

Intellectual Property

            See description of Asset Purchase Agreement provided in Section 4.1(w) hereof.

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Section 4.1(k) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            The following is a true and complete list showing the name of each bank, trust company or similar institution in which Telupay has accounts or safety deposit boxes, the identification numbers of each such account or safety deposit box, the names of all persons authorized to draw therefrom or to have access thereto and the number of signatories required on each account. This also includes a list of all non-bank account numbers, codes and business numbers used by Telupay for the purposes of remitting tax, dues, assessments and other fees:

List of Bank Accounts

Telupay (Philippines) Inc.
Account number	Currency	Bank	Branch	Address	Telupay Signatory	Status	Authorized to Withdraw	Person with Access
000370019398	Peso	Union-bank	Medical City	Medical Arts Tower, The Medical City Hospital Ortigas Ave. Pasig	Jose Luis Romero-Salas / Rosarito Carrillo/ Adrian I. Ocampo	Active	Jose Luis Romero-Salas / Rosarito Carrillo/ Adrian I. Ocampo	Rosarito D. Carrillo Seriel Jamorol Melinda Lopez
13087-0006851	US Dollar	Union-bank	Salcedo	G/F Golden Rock Bldg. 168 Salcedo St. Legaspi Village Makati City	Jose Luis Romero-Salas / Rosarito Carrillo/ Adrian I. Ocampo	Active	Jose Luis Romero-Salas / Rosarito Carrillo/ Adrian I. Ocampo	Rosarito D. Carrillo Seriel Jamorol Melinda Lopez
066-3-72154577-7	Peso	Metro-bank	Head Office	Metrobank Plaza, Sen. Gil Puyat Ave. Makati City	Jose Luis Romero-Salas / Rosarito Carrillo/ Adrian I. Ocampo	Active	Jose Luis Romero-Salas / Rosarito Carrillo/ Adrian I. Ocampo	Seriel Jamorol Melinda Lopez
20168-000075-5	Peso	UCPB	Marvin Plaza	Marvin Plaza Bldg. Don Chino Roces Ave. Makati City	Jose Luis Romero-Salas / Rosarito Carrillo/ Adrian I. Ocampo	Active	Jose Luis Romero-Salas / Rosarito Carrillo/ Adrian I. Ocampo	Rosarito D. Carrillo Melinda Lopez

Telupay PLC
Account number	Currency	Bank	Branch	Address	Telupay Signatory	Status	Authorized to Withdraw	Person with Access
1028-50821159	GBP	Royal Bank of Scotland Inter-national	Jersey	PO Box 64, 71 Bath Street St. Helier Jersey, JE4 8PJ, Channel Islands	Adrian Ansell	Active	Moore Stephens c/o Jane Dolby (upon receiving email directions from Telupay PLC Board)	Jane Dolby
1028-50821159	US Dollar	Royal Bank of Scotland Inter-national	Jersey	PO Box 64, 71 Bath Street St. Helier Jersey, JE4 8PJ, Channel Islands	Adrian Ansell	Active	Moore Stephens c/o Jane Dolby (upon receiving email directions from Telupay PLC Board)	Jane Dolby

Telupay M.E.
Account number	Currency	Bank	Branch	Address	Telupay Signatory	Status	Authorized to Withdraw	Person with Access
1363396	US Dollar	Barclays Bank	UAE	Barclays Bank Plc Dubai Branch, UAE	Minerva (Middle East) Limited	Active

Minerva (Middle East) Limited
(Note that Telupay PLC remits amounts necessary for operations and expenses to Minerva/this account. Telupay PLC only remits funds as approved by Telupay PLC Board; Telupay M.E. then reports payments made.

Romi Sahai

Non-Bank Account Numbers, Etc.

            Nil.

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Section 4.1(l).1 of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            Except for the following, there is no basis for and there are no claims, actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of Telupay, after having made due inquiry, threatened against or affecting Telupay at law or in equity or before or by any court or Governmental Entity:

Litigation

            There are no exceptions.

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Section 4.1(l).2 of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            Except for the following, neither Telupay nor its Assets or properties is subject to any outstanding judgment, order, writ, injunction, or decree:

Outstanding Judgement, Order, Writ, Injunction or Decree

            There are no exceptions.

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Section 4.1(p) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            Except for the following, there are no other material liabilities, contingent or otherwise, existing on the Execution Date in respect of which Telupay may be liable on or after the completion of the transaction contemplated by the Agreement:

Material Liabilities

1.        See the list of outstanding promissory notes provided in Section 4.1(b)(ii) hereof.

2.        Pursuant to the Compromise Agreement, Telupay is obligated to make the following cash payments to Forte:

(a)        US$20,000 on or before August 28, 2013;

(b)        US$20,000 on or before October 28, 2013;

(c)        US$20,000 on or before December 28, 2013; and

(d)        US$10,000 on or before February 28, 2014 [the Compromise Agreement provides that this last payment will be made on or before "28 February 2013"; however, this is a typographical error that should read "28 February 2014"].

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Section 4.1(r) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            The following represents that which Telupay owns, possesses, or has obtained, and is in material compliance with, all licenses and permits from any Governmental Entity necessary to conduct its Business in the ordinary course of the operations of the Business and for the uses to which the Assets have been put and are in good standing:

Licenses and Permits

            Nil.

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Section 4.1(w) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            The following represents all Assets that Telupay is, and/or will be, at Closing, the legal and beneficial owner of:

Assets

            All of the Assets that the Company is, and/or will be, at Closing, the legal and beneficial owner of are contemplated in each of Asset Purchase Agreement (the "APA") and
Assignment, Transfer and Acceptance of Assets (the "ATA" and together with the APA, collectively, the "Asset Purchase Agreements"), each dated December 21, 2010, between QSpan Technologies Ltd. (the "QSpan") and the Company and more particularly set out in Schedule "1" of the APA (the "Assets"). Pursuant to the Asset Purchase Agreements, QSpan agreed to sell and the Company agreed to acquire a mobile banking solution computer program and a computer program with international program copyright registration certificate number 160812, and program registration number 2010-99-184-005689 named "Mobile Enterprise Solution" (collectively, "Computer Programs") together with all intellectual property rights anywhere in the world, including (without limitation) patents, trademarks, database rights, rights in designs and copyrights moral rights, and all contracts, licenses and/or instruments entered into by QSpan in respect of or relating to the Assets. In consideration for the Assets, the Company issued to QSpan sharesholders (at the request of QSpan) 34,917,845 ordinary shares in the capital of the Company. As at the date of this Disclosure Schedule, the Assets have been assigned and transferred to the Company.

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Section 4.1(x)(i).1 of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            Except for the following, Telupay does not have any Material Contracts. In addition, except for the following, Telupay does not have any contracts, agreements, undertakings or arrangements, whether oral, written or implied, with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, directors, officers, lawyers or others which cannot be terminated, without penalty, on no more than one month's notice:

Material Contracts

1.         The Mutual Confidentiality Agreement, dated November 15, 2010, between Star Networks, Inc. and the Company (the "Star Confidentiality Agreement"). The Star Confidentiality Agreement has a term of three years; however, with respect to any system specifications, system descriptions, system documentation or audit reports of either party provided therein, the obligations of confidentiality continue in full force and effect so long as the specifications, descriptions, documentation or audit reports generally are maintained as confidential and proprietary by the party owning the system.

2.        The Service Agreement (the "Metapago Service Agreement"), dated November 4, 2010, between Telupay Solutions and Metapago S.A. ("Metapago") whereby Telupay Solutions agreed to provide and Metapago agreed to receive and use Telupay services and maintenance services, as described in the Metapago Service Agreement, for the Metapago's mobile banking services. Metapago agreed to pay Telupay Solutions the service fees set out in Sections (C) and (D) of Annex A of the Metapago Service Agreement. Telupay Solutions' services shall commence on the Acceptance Date, as defined in the Metapago Service Agreement, and shall continue until terminated in accordance with the terms therein.

3.        The Service Agreement (the "Celluserv Service Agreement"), dated March 24, 2011, between Telupay Solutions and Celluserv Inc. ("Celluserv") whereby Telupay Solutions agreed to provide and Celluserv agreed to receive and use Telupay services, as described in the Celluserv Service Agreement. Pursuant to the terms of the Celluserv Service Agreement, Celluserv shall pay the Telupay Solutions a service fee equivalent to 22.5% of the gross transaction fees earned less the transaction costs, as set out therein. The Celluserv Service Agreement is for a one year term, and is automatically renewable for successive like periods of one year for each anniversary of March 24, 2011, unless either party, at least three months prior to the next anniversary date, gives written notice of termination.

4.        The Service Agreement (the "Coast Service Agreement"), dated May 8, 2012, between Telupay Solutions and Coast 360 Federal Credit Union ("Coast") whereby Telupay Solutions agreed to provide and Coast agreed to receive and use Telupay services and maintenance services, as described in the Coast Service Agreement. Pursuant to the Coast Service Agreement, Coast agreed to pay the Telupay Solutions the service fees set out in the Section (D) of the Coast Service Agreement. The Coast Service Agreement commenced on the Acceptance Date, as defined therein, and shall continue until terminated in accordance with the terms therein.

5.        The Memorandum of Agreement ("MOA"), dated August 17, 2012, between Telupay Philippines, and Megalink Inc. ("Megalink") whereby Megalink agreed to proceed with the commercial implementation of the mobile banking service and to engage Telupay Philippines' Telco Agnostic Mobile Banking Services. Megalink agreed to pay Telupay Philippines the service fees set out in Annex A of the MOA. The MOA commenced on August 17, 2012, and shall remain in force and effect for five years. The MOA shall automatically be considered renewed from year to year, unless a notice of intent not to renew is served upon the other party to the MOA in writing within 30 days prior to date of termination.

6.         The Service Agreement (the "United Service Agreement"), dated October 14, 2011, between Telupay Philippines and United Coconut Planters Bank ("United") whereby United agreed to implement the Telupay Philippines' services and Telco Agnostic Mobile Banking Services, as described in the United Service Agreement. Telupay Philippines agreed to deliver into escrow a copy of the stored software pursuant to a related software escrow agreement, which is expected to be entered into by December 31, 2012. United agreed to pay the Service Provider the service fees set out in Section (A) and (B) of annex A of the United Service Agreement. The united Service Agreement commenced on the issuance or deemed issuance of the final Telupay service Acceptance Certificate, as defined in the United Service Agreement, and shall continue for five years, unless terminated earlier in accordance with the United Service Agreement.

7.        The Service Agreement (the "Union Service Agreement"), dated March 7, 2011, between Telupay Philippines and the Union Bank of the Philippines ("Union"). Union engaged the Telupay Philippines to provide Telupay Mobile Banking services, as described in the Union Service Agreement, to support and enhance the Union's mobile banking services. Union agreed to pay Telupay Philippines the "Standard Service Fees and Other Charges", as defined in clause 5 of the Service Agreement. The Union Service Agreement is for a term of three years, expiring March 7, 2014.

8.        The Service Provider Agreement (the "SPA"), dated December 13, 2010, between Telupay Philippines, Telupay FZE and Metropolitan Bank & Trust Company ("Metropolitan") whereby Metropolitan agreed to use Telupay Mobile Banking Solution for its mobile banking services, as described in the SPA. Metropolitan, Telupay Philippines and Telupay FZE agreed to enter into the Software Escrow Agreement at Annex C of the SPA. Metropolitan agreed to pay the Telupay Philippines US$10,0000 per year for installation and support services fees, pursuant to Section 8.1 of the Service Agreement. Furthermore, Telupay Philippines agreed to pay the service transaction free rate as defined in Annex A of the SPA. Additionally, Telupay Philippines agreed to allocate, set aside and disburse an annual amount of not less than PhP5,000,0000.00 (five million pesos) by way of marketing allocation for the promotion of the services, to Telupay Philippines. The SPA commenced on September 10, 2010 and shall continue for a term of five years. Unless a party serves a written notice upon the other party of its decision not to renew or extend the SPA at least 6 months prior to the expiration of or any extension thereof, the SPA shall be deemed automatically extended and/or renewed on a year-to-year basis without need of notice and upon the same terms and conditions governing the SPA for the immediately succeeding year.

9.        The Intra-Group Loan Agreement, dated effective August 13, 2010, between the Company and Telupay FZE for an interest free loan of US$70,000 from the Company to Telupay FZE. Telupay FZE may repay the principle amount outstanding in whole or in part without premium or penalty, upon giving not less than 7 days written notice to the Company of its intention to make such repayment, specifying the amount to be repaid and the proposed date of such repayment.

10.      The Intra-Group Loan Agreement, dated August 11, 2010, between the Company and Telupay FZE, for an interest free loan of US$200,000 from the Company to Telupay FZE. Telupay FZE may repay the principle amount outstanding in whole or in part without premium or penalty, upon giving not less than 7 days written notice to the Company of its intention to make such repayment, specifying the amount to be repaid and the proposed date of such repayment.

11.      The License Agreement (the "BOL License Agreement"), dated March 26, 2012, between the Company and Baccarat Overseas Ltd. ("BOL") dated March 26, 2012 whereby the Company agreed to grant to the BOL the right to use, distribute, and prove the Company's Mobile Banking software in certain territories. BOL shall pay to the Company royalties based on a 70%/30% split of the net residual free based on the type of transaction. The BOL License Agreement has a term of five years, expiring March 26, 2017.

12.      The Master License and Distribution Agreement (the "License and Distribution Agreement"), dated December 21, 2010, between Telupay IP Limited ("Telupay IP") and Telupay Solutions whereby Telupay IP granted to the Telupay Solutions the right to use, distribute and exploit the products, including the right to sub-license the use, distribution and exploitation of the products worldwide for the commercial benefit of Telupay Solutions. In consideration for the grant of the master license, Telupay IP shall pay Telupay Solutions a license fee in the amount and frequency to be established. The License and Distribution Agreement commenced on October 1, 2010 and shall continue until it terminates is accordance with Clause 3.2 or Clause 14.1 therein.

13.      The Master Sub-License Agreement ("Sub-License Agreement"), dated December 21, 2010, between Telupay Solutions and Telupay FZE whereby the parties thereto evidenced the terms upon which the use and exploitation of the Products are to be sub-licensed to Telupay FZE. In consideration of the grant to the Telupay FZE by the Telupay Solutions of the Sub-License, the Telupay Solutions shall pay to the Telupay FZE the fees, in the amount and frequency to be established. The Sub-License Agreement commenced on December 21, 2010 and shall continue until it is terminated in accordance with Clause 5.1 of the Sub-License Agreement.

14.      The Heads of Agreement ( the "Heads of Agreement") dated May 16, 2013, between the Company and Vincent Power, Peter Robinson and Roger Boak (the "Telupay UK Principals") whereby the parties agreed to create a wholly-owned subsidiary of the Company in the United Kingdom and Ireland (the "UK Subsidiary") in order for the UK Subsidiary to enter into partnerships and similar commercial agreements with UK banks, finance organizations, telecommunications companies, retail companies, and similar business establishments in the UK. Pursuant to the Heads of Agreement, a total of up to 7,500,000 shares of the Company shall be allocated to the UK Principals (2,500,000 shares to each), to be distributed as follows:

a.  First release. 750,000 of the shares shall be earned by the Telupay UK Principals upon the formation of the UK Subsidiary, to be released to the UK Principals in accordance with the terms of the Heads of Agreement.

b.  Second release. 375,000 of the shares shall be earned by the Telupay UK Principals upon the infusion of at least US$2 million in financing for use by the UK Subsidiary.

c.  Third and subsequent releases. The remaining 6,375,000 shares shall be released to the Telupay UK Principals upon the achievement of certain performance milestones based on the valuation of the UK subsidiary, as set forth in the Heads of Agreement.

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Section 4.1(x)(i).2 of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            Except for the following, there has not been any breach, default in any term, condition, provision or obligation to be performed under any of the Material Contracts and each Material Contract is in good standing, full force and effect:

Breach or Default of Material Contracts

            There are no exceptions.

__________

Section 5.3 (k)(i) of the Telupay Disclosure Schedule

Amended and Restated Merger Agreement & Plan of Merger among I-Level, Telupay and I-Level Mergeco

            Except for the following, Telupay will not, except in the usual, ordinary and regular course of Business and consistent with past practice, satisfy or settle any claims or liabilities prior to the same being due which are, individually or in the aggregate, material:

Claims or Liabilities

            There are no exceptions.

__________

Telupay Financial Statements

Please see attached:

  Audited annual financial statements for year ended March 31, 2012 and unaudited interim financial statements for the three months and nine months ended December 31, 2012.

__________

-- End of Telupay Disclosure Schedule --

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